SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM U5S

ANNUAL REPORT

For the Fiscal Year Ended September 30, 2002

Filed Pursuant to the

Public Utility Holding Company Act of 1935

by

National Fuel Gas Company

10 Lafayette Square, Buffalo, N.Y. 14203

NATIONAL FUEL GAS COMPANY

FORM U5S - ANNUAL REPORT
For the Fiscal Year Ended September 30, 2002

TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ITEM  1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
          SEPTEMBER 30, 2002                                                3

ITEM  2.  ACQUISITIONS OR SALES OF UTILITY ASSETS                           9

ITEM  3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF
          SYSTEM SECURITIES                                                 9

ITEM  4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM
          SECURITIES                                                       10

ITEM  5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES                 11

ITEM  6.  OFFICERS AND DIRECTORS
          Part   I.  Names, principal business address and
                     positions held as of September 30, 2002               12
          Part  II.  Financial connections as of September 30, 2002        16
          Part III.  Compensation and other related information            16

ITEM  7.  CONTRIBUTIONS AND PUBLIC RELATIONS                               22

ITEM  8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
          Part   I.  Intercompany sales and services
                     (1)  Salaries of officers of the Registrant           23
                     (2)  Services rendered by Statutory Subsidiaries      24
                     (3)  Services rendered by Registrant                  30
          Part  II.  Contracts to purchase services or goods
                     between any System company and any affiliate          31
          Part III.  Employment of any person by any System
                     company for the performance on a continuing
                     basis of management services                          31

ITEM  9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES               31

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
          Financial Statements (Index)                                     35
          Exhibits                                                         77

SIGNATURE                                                                  89
ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2002
                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------            ---------------- ------------ ---------- ----------

Registrant:                                             (Thousands of Dollars)
National Fuel Gas Company
(Parent, Company or Registrant)          -            -           -          -

Statutory Subsidiaries:
 National Fuel Gas Distribution
  Corporation (Distribution
  Corporation) (Note 1)              2,000         100%    $527,104   $527,104
    Unsecured Debt (Note 9)              -            -    $379,500   $379,500

 National Fuel Gas Supply
  Corporation (Supply
  Corporation) (Note 2)          1,013,802         100%    $303,809   $303,809
    Unsecured Debt (Note 9)              -            -    $127,400   $127,400

 Seneca Resources Corporation
  (Seneca Resources) (Note 3)      100,000         100%    $ 72,181   $ 72,181
    Unsecured Debt (Note 9)              -            -    $908,200   $908,200
    National Fuel Exploration
      Corp. (NFE) (Note 3)     155,104,731         100%    $ (8,662)  $ (8,662)
    Unsecured Debt (Note 9)                                $212,152   $212,152
 Empire Exploration Company,
    Empire 1983 Drilling
    Program, Empire 1983
    Joint Venture (Note 10)            N/A         N/A     $    970   $    970

 Highland Forest Resources, Inc.
  (Highland) (Note 4)                4,500         100%    $  8,156   $  8,156
  Unsecured Debt (Note 9)                -            -    $ 78,500   $ 78,500

 Data-Track Account Services,
  Inc. (Data-Track) (Note 5)         1,000         100%    $    777   $    777

 Leidy Hub, Inc. (Leidy Hub)
  (Note 6)                           4,000         100%    $    737   $    737

 National Fuel Resources, Inc.
 (NFR) (Note 7)                     10,000         100%    $ 38,637   $ 38,637

 Horizon Energy Development, Inc.
  (Horizon) (Notes 8 and 11-12)      4,750         100%    $ 28,834   $ 28,834
    Unsecured Debt (Note 9)              -            -    $114,400   $114,400
  Sceptre Power Company *(Note 11)     N/A         100%    $  3,948   $  3,948
  Horizon Energy Holdings, Inc.
   (HEHI)(Note 12)                   2,000         100%    $142,520   $142,520
     Horizon Energy Development
      B.V. (HED B.V.)(Note 12)         400         100%    $142,520   $142,520
       Unsecured Debt (Note 9)           -            -    $    170   $    170
      United Energy, a.s. .
       (UE) (Note 12)            8,475,419       85.16%    $132,653   $140,574
        Unsecured Debt (Note 9)          -            -    $ 34,020   $ 34,020
       Teplarna Liberec, a.s.
        (TL) (Note 12)                  70          70%    $ 11,111   $ 10,176
ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2002 (Continued)
                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------            ---------------- ------------ ---------- ----------

Registrant:                                             (Thousands of Dollars)

       Lounske tepelne
        Hospodarstvi, s.r.o
        (LTH) (Note 12)                N/A         100%    $      -   $      -
       Teplo Branany, s.r.o. (TB)
        (Note 12)                      N/A          49%    $      2   $      2
       ENOP Company, s.r.o.
         (ENOP)(Note 12)               N/A         100%    $    457   $    550
      Horizon Energy Development,
       s.r.o. (HED) (Note 12)          N/A         100%    $  2,895   $  2,895

 Upstate Energy Inc. (Upstate)
  (Note 13)                          1,000         100%    $    233   $    233
   Unsecured Debt (Note 9)               -            -    $  6,400   $  6,400

 Seneca Independence Pipeline
  Company (SIP) (Note 14)            1,000         100%    $ (9,610)  $ (9,610)
   Unsecured Debt (Note 9)               -            -    $ 14,100   $ 14,100

 Niagara Independence Marketing
  Company (NIM) (Note 15)            1,000         100%    $      1   $      1

 Horizon Power, Inc. (Power)
   (Note 16)                         1,000         100%    $  5,142   $  5,142
   Unsecured Debt (Note 9)               -            -    $ 18,500   $ 18,500
   Seneca Energy II, LLC
     (Seneca Energy)                   N/A          50%    (Note 16)  (Note 16)
   Model City Energy, LLC
     (Model City)                      N/A          50%    (Note 16)  (Note 16)
   Energy Systems North East, LLC
     (ESNE)                            N/A          50%    (Note 16)  (Note 16)
Notes:
  Distribution Corporation is a public utility that sells natural gas and provides gas transportation service in western New York and northwestern Pennsylvania.

  Supply Corporation is engaged in the transportation and storage of natural gas for affiliated and nonaffiliated companies.

  Seneca Resources is engaged in the exploration for, and the development and purchase of, natural gas and oil reserves in California, in the Appalachian region of the United States, in Wyoming and in the Gulf Coast region of Texas and Louisiana. Also, exploration and production operations are conducted in the provinces of Manitoba, Alberta and Saskatchewan and British Columbia in Canada by Seneca's wholly-owned subsidiaries, National Fuel Exploration Corp. (NFE), an Alberta, Canada corporation, and Player Resources Ltd. (Player), an Alberta, Canada corporation. Seneca's 100% ownership of NFE and Player is maintained through the ownership of various U.S. and Canadian sub-entities. All of these sub-entities are owned by Seneca. The sub-entities include Seneca Player Corp. (SPC), a U.S. corporation, and 3062782 Nova Scotia Co. (NSULC1) (Formed 12/27/01), a Nova Scotia Unlimited Liability Company in Canada. Seneca owns 100% of the common stock of SPC and NSULC1. The sub-entities also include 3062783 Nova Scotia Co. (NSULC2) (Formed 12/27/01), also a Nova Scotia Unlimited Liability Company in Canada. SPC owns 100% of the common stock of NSULC2. NSULC1 and NSULC2 in turn own 99% and 1%, respectively of Seneca New Brunswick L.P., (SNBLP) a Canadian Limited Partnership (Formed 12/31/01). SNBLP owns 100% of the common stock of NFE. NFE owns 100% of the common stock of Player.
ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2002 (Continued)

  Highland operates several sawmills and kilns in northwestern Pennsylvania and processes timber from north-central Pennsylvania, primarily high quality hardwoods.

  Data-Track provides collection services (principally issuing collection notices) primarily for the subsidiaries of the Company.

  Leidy Hub is a New York corporation formed to provide various natural gas hub services to customers in the eastern United States.

  NFR markets natural gas to industrial, commercial, public authority and residential end-users in western and central New York and northwestern Pennsylvania, offering competitively priced energy and energy management services for its customers.

  Horizon was formed to engage in foreign and domestic energy projects through investment in various business entities (see Notes 11-12).

  Unsecured debt is presented on pages 6-7.

  In December 1983, Empire Exploration, Inc. (which was subsequently merged into Seneca Resources) established a drilling fund through a series of limited partnerships in which it acts as general partner (See File No. 70-6909). Empire Exploration, Inc.'s aggregate investment in all three limited partnerships amounted to $970,150.

  Horizon became one of the partners in Sceptre Power Company, a California general partnership, on September 15, 1995. This partnership was dissolved as of December 23, 1996 and is currently winding down operations.

  Horizon owns 100% of the capital stock of HEHI, a New York corporation which owns 100% of HED B.V. HED B.V. in turn owns 100% of the ownership interests of HED (a Czech limited liability company). During November 2001 the Municipal Court in Prague approved the liquidation of PD. In June 2002, HED B.V. sold its 100% interest in Kromeriz. HED B.V. owns 85.16% of United Energy, a.s. (UE). UE owns 100% of the ownership interests of ENOP and LTH, 70% of the ownership interest of TL and 49% of the ownership interest of TB. All UE subsidiaries are Czech corporations or limited liability companies. HED B.V. and its subsidiaries are primarily engaged in district heating and power generation operations in the Czech Republic. In August 2002, a 100% partnership was formed in Horizon Energy Bulgaria, LTD. No amounts have been capitalized as of Septmber 30, 2002.

  Upstate is a New York corporation engaged in wholesale natural gas marketing and other energy-related activities.

  SIP, a Delaware corporation, held a one-third general partnership interest in Independence Pipeline Company (Independence), a Delaware general partnership that had proposed to construct and operate the Independence Pipeline, a 400-mile interstate pipeline system which would transport natural gas from Defiance, Ohio to Leidy, Pennsylvania. Independence was dissolved on September 30, 2002. In June 2002, Independence submitted a motion to the Federal Energy Regulatory Commission (FERC) requesting that FERC vacate the certificate that it had issued to Independence to construct, own and operate the Independence Pipeline. FERC formally vacated the certificate in July 2002.
ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2002 (Continued)

  NIM, a Delaware corporation, owns a one-third general partnership interest in DirectLink Gas Marketing Company, which partnership was formed to engage in natural gas marketing and related businesses, in part by subscribing for firm transportation capacity on the proposed Independence Pipeline.

  Power is a New York corporation designated as an "exempt wholesale generator" under the Public Utility Holding Company Act of 1935 and is developing or operating, through its subsidiaries, mid-range independent power production facilities.
Power owns a 50% limited liability company interest in each of Seneca Energy II, LLC, a New York limited liability company formed in February 2000 (Seneca Energy), Model City Energy, LLC, a New York limited liability company formed in February 2000 (Model City), and Energy Systems North East, LLC, a Delaware limited liability company formed in September 2000 (ESNE). “Issuer Book Value” and “Owner’s Book Value” for Seneca Energy, Model City and ESNE are filed pursuant to Rule 104(b).

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2002 (Continued)

Note (9) Unsecured Debt
                                                Principal    Issuer      Owner's
Name of Company                                  Amount       Book        Book
   (Issuer)      Security Owned by Registrant     Owed        Value       Value
---------------  ----------------------------  ----------   ----------  ---------
                                                    (Thousands of Dollars)
  ----------------------------------
Distribution
 Corporation     Intercompany Notes:
                   7.48% Due February 18, 2003   $ 50,000     $ 50,000    $ 50,000
                   7.99% Due February 1, 2004     100,000      100,000     100,000
                   6.79% Due September 15, 2022    29,310       29,310      29,310
                   7.46% Due March 30, 2023        49,000       49,000      49,000
                   8.55% Due July 15, 2024         20,000       20,000      20,000
                   7.50% Due June 13, 2025         50,000       50,000      50,000
                   6.26% Due August 12, 2027          690          690         690
                   2.04% System Money Pool(1)      80,500       80,500      80,500
                                               ----------   ----------  ----------
                                                  379,500      379,500     379,500
                                               ----------   ----------  ----------
Supply
 Corporation     Intercompany Notes:
                   7.99% Due February 1, 2004      25,000       25,000      25,000
                   6.95% Due August 1, 2004        50,000       50,000      50,000
                   6.79% Due September 15, 2022     9,770        9,770       9,770
                   8.55% Due July 15, 2024         30,000       30,000      30,000
                   6.26% Due August 12, 2027          230          230         230
                   2.04% System Money Pool(1)      12,400       12,400      12,400
                                               ----------   ----------  ----------
                                                  127,400      127,400     127,400
                                               ----------   ----------  ----------
Seneca
 Resources       Intercompany Notes:
                   7.48% Due February 18,2003     100,000      100,000     100,000
                   6.95% Due August 1, 2004        50,000       50,000      50,000
                   6.39% Due May 27, 2008         120,000      120,000     120,000
                   6.18% Due March 1, 2009        100,000      100,000     100,000
                   7.70% Due October 22, 2010     200,000      200,000     200,000
                   6.82% Due November 21, 2011    120,000      120,000     120,000
                   6.79% Due September 15, 2022    48,850       48,850      48,850
                   6.26% Due August 12, 2027        1,150        1,150       1,150
                   2.04% System Money Pool(1)     168,200      168,200     168,200
                                               ----------   ----------  ----------
                                                  908,200      908,200     908,200
                                               ----------   ----------  ----------

NFE                2.04% Line of Credit           212,152      212,152     212,152
                   2.04% Short-Term Bank Loan       9,108        9,108       9,108
                                               ----------   ----------  ----------
                                                  221,260      221,260     221,260
                                               ----------   ----------  ----------

Highland           6.82% Due November 21, 2011     30,000       30,000      30,000
                   2.04% System Money Pool(1)      48,500       48,500      48,500
                                               ----------   ----------  ----------
                                                   78,500       78,500      78,500
                                               ----------   ----------  ----------

Horizon          Intercompany Notes:
                   6.26% Due August 12, 2027          230          230         230
                   6.39% Due May 27, 2008          80,000       80,000      80,000
                   6.79% Due September 15, 2020     9,770        9,770       9,770
                   2.05% Line of credit(2)         24,400       24,400      24,400
                                               ----------   ----------  ----------
                                                  114,400      114,400     114,400
                                               ----------   ----------  ----------
ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2002 (Concluded)

Note (10) Unsecured Debt
                                               Principal    Issuer      Owner's
Name of Company                                  Amount       Book        Book
   (Issuer)      Security Owned by Registrant     Owed        Value       Value
---------------  ----------------------------  ----------   ----------  ---------
                                                    (Thousands of Dollars)
  ----------------------------------

Horizon Energy
 Development
 B.V. (HED B.V.)   2.05% Line of Credit(2)            170          170         170
                                               ----------   ----------  ----------

UE                 3.56%(3) Payable Quarterly
                    Through June 2006               2,246        2,246       2,246
                   3.26% Short-Term Bank Loan       2,278        2,278       2,278
                   4.345% (4) Payable Quarterly
                    Through December 2004          13,225       13,225      13,225
                   6.35% Payable Quarterly
                    Through September 2006         16,271       16,271      16,271
                                               ----------   ----------  ----------
                                                   34,020       34,020      34,020
                                               ----------   ----------  ----------

Upstate            2.04% System Money Pool(1)       6,400        6,400       6,400
                                               ----------   ----------  ----------

SIP                2.04% System Money Pool(1)      14,100       14,100      14,100
                                               ----------   ----------  ----------

Horizon
 Power Inc.        2.05% Line of Credit(2)         18,500       18,500      18,500
                                               ----------   ----------  ----------

                                               $1,902,450   $1,902,450  $1,902,450
                                               ==========   ==========  ==========
  Interest rate represents weighted average of all short-term securities outstanding at September 30, 2002, pursuant to System money pool arrangement, S.E.C. File No. 70-8297 (Release Nos. 25964, 26076 and 26196).

  Interest rate represents the rate paid by respective subsidiaries on line of credit amounts outstanding at September 30, 2002.

  Interest rate is six month PRIBOR (Prague Interbank Offered Rate) plus 0.5%.

  Interest rate per the debt agreement is six month PRIBOR (Prague Interbank Offered Rate) plus 0.475%.
ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

      None during fiscal year ended September 30, 2002.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

  Name of Issuer: Horizon Energy Development, Inc.
  Description of Security: Line of Credit Agreement with maximum draw of $40,000,000
  Effective Average Interest Rate: 2.26%
  Name of Person to Whom Issued: National Fuel Gas Company
  End of Year Balance: $24,400,000
  Highest Balance During Year: $31,900,000
  Exemption: Rule 52

  Name of Issuer: National Fuel Exploration Corp.
  Description of Security: Line of Credit Agreement with maximum draw of $260,000,000
  Effective Average Interest Rate: 2.529%
  Name of Person to Whom Issued: Seneca Resources Corporation
  End of Year Balance: $0
  Highest Balance During Year: $253,005,372
  Exemption: Rule 52

  Note: As a result of the refinancing of NFE's debt, NFE is no longer utilizing this line of Credit Agreement.

  Name of Issuer: Horizon Energy Development B.V.
  Description of Security: Line of Credit Agreement with maximum draw of $200,000
  Effective Average Interest Rate: 2.27%
  Name of Person to Whom Issued: Horizon Energy Development, Inc.
  End of Year Balance: $170,000
  Highest Balance During Year: $170,000
  Exemption: Rule 52

  Name of Issuer: Horizon Power, Inc.
  Description of Security: Line of Credit Agreement with maximum draw of $35,000,000
  Effective Average Interest Rate: 2.30%
  Name of Person to Whom Issued: National Fuel Gas Company
  End of Year Balance: $18,500,000
  Highest Balance During Year: $18,500,000
  Exemption: Rule 52

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
               FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                       Name of
                                       Company
                                      Acquiring,
                                      Redeeming         Number of Shares or
                                     or Retiring          Principal Amount                       Commission
                                                    ----------------------------
Name of Issuer and Title of Issue     Securities    Acquired  Redeemed   Retired Consideration  Authorization
---------------------------------    -----------    --------  --------   ------- -------------  -------------
                                                              (Thousands of Dollars)
                                                    ------------------------------------
Registered Holding Company:

    Registrant:

     6.70% Note maturing
      November 21, 2011                  Registrant   150,000                                   File No. 70-9153

     6.50% Note maturing
      September 15, 2022                 Registrant    97,700                                   File No. 70-9153

     6.214% Note maturing
      August 12, 2027*                   Registrant             97,700               97,700     Rule 42

Subsidiaries of Registered Holding Company:

    Seneca Resources:
     6.82% Note maturing                 Seneca
      November 21, 2011                  Resources    120,000                       120,000     File No. 70-9153

     6.79% Note maturing                 Seneca
      September 15, 2022                 Resources     48,850                        48,850     File No. 70-9153

     6.26% Note maturing                 Seneca
      August 12, 2027*                   Resources               48,850              48,850     Rule 42

    Highland:
     6.82% Note maturing
      November 21, 2011                  Highland      30,000                        30,000     File No. 70-9153

    Distribution Corporation:
     6.79% Note maturing                 Distribution
      September 15, 2022                 Corporation   29,310                        29,310     File No. 70-9153

     6.26% Note maturing                 Distribution
      August 12, 2027*                   Corporation             29,310              29,310     Rule 42

    Supply Corporation:
     6.79% Note maturing                 Supply
      September 15, 2022                 Corporation    9,770                         9,770     File No. 70-9153

     6.26% Note maturing                 Supply
      August 12, 2027*                   Corporation              9,770               9,770     Rule 42

    Horizon:
     6.79% Note maturing
      September 15, 2022                 Horizon        9,770                         9,770     File No. 70-9153

     6.26% Note maturing
      August 12, 2027*                   Horizon                  9,770               9,770     Rule 42

* On August 12, 2002, the holders of this medium-term note issuance exercised a one-time put option. As a result of this exercise, $97.7 million of the $100.0 million issuance was redeemed by the Registrant at par. The Registrant also exercised its one-time put option which caused Seneca Resources, Distribution Corporation, Supply Corporation and Horizon to redeem $48.850 million, $29.310 million, $9.770 million and $9.770, respectively, at par.

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

                             Number of                              Aggregate
1. Name of Owner             Persons      Business of Persons      Investment
   -------------            ---------     -------------------      ----------

None.
ITEM 6. OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of September 30, 2002
                                        Names of System Companies with Which Connected
               ------------------------------------------------------------------------

                                                             National       National               Highland
                                                             Fuel Gas       Fuel Gas     Seneca     Forest
                                                           Distribution      Supply     Resources  Resources
                                           Registrant          Corp.          Corp.       Corp.*     Inc.
                                     ------------------------------------------------------------------
P. C. Ackerman         Buffalo, NY (1) |COB,CEO,D,P,  s |           D, s |  D,      s |      D, s |    D, s |
-------------------------------------------------------------------------------------------------------------
B. J. Kennedy          Buffalo, NY (1) | D,       df, s |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
B. S. Lee          Des Plaines, IL (2) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
G. L. Mazanec          Houston, TX (3) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. F. Riordan      Des Plaines, IL (17)|          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
E. T. Mann             Buffalo, NY (1) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. T. Brady            Buffalo, NY (4) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
W. J. Hill             Buffalo, NY (1) |          D, df |              D |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. V. Glynn      Niagara Falls, NY (9) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
R E. Kidder          Jamestown, NY (24)|          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. R. Peterson         Buffalo, NY (1) |          AS, s |              - |      GC, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. A. Beck             Houston, TX (5) |              - |              - |          - |   D, P, s |    P, D |
-------------------------------------------------------------------------------------------------------------
D. P. Butler           Houston, TX (5) |              - |              - |          - |      S, s |       S |
-------------------------------------------------------------------------------------------------------------
T. L. Atkins           Houston, TX (5) |              - |              - |          - |  T, AS, s |       T |
-------------------------------------------------------------------------------------------------------------
D. A. Brown            Houston, TX (5) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
J. F. McKnight         Houston, TX (5) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
B. L. McMahon      Santa Paula, CA (6) |              - |              - |          - |    SVP, s |       - |
-------------------------------------------------------------------------------------------------------------
A. M. Cellino          Buffalo, NY (1) |           S, s |      SVP, S, s |       D, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
P. M. Ciprich          Buffalo, NY (1) |              s |      AS, GC, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
W. E. DeForest         Buffalo, NY (1) |              - |      SVP, D, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
B. H. Hale             Buffalo, NY (1) |              - |              - |  D, SVP  - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. P. Pawlowski        Buffalo, NY (1) |           T, s |   D, SVP, T, s |    T, S, s |         s |       s |
-------------------------------------------------------------------------------------------------------------
J. R. Pustulka         Buffalo, NY (1) |              - |              s |  D, SVP, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. D. Ramsdell         Buffalo, NY (1) |              - |      D, SVP, s |          s |         s |       - |
-------------------------------------------------------------------------------------------------------------
D. J. Seeley           Buffalo, NY (1) |              - |         SVP, s |    P, D, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
D. F. Smith            Buffalo, NY (1) |              - |        P, D, s |     SVP, s |         D |       - |
-------------------------------------------------------------------------------------------------------------
R. J. Tanski           Buffalo, NY (1) |              - |   D, SVP, C, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------
G. T. Wehrlin          Buffalo, NY (1) |           C, s |              - |          - |         C |       - |
-------------------------------------------------------------------------------------------------------------
C. M. Carlotti            Erie, PA (16)|              - |          VP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
D. L. DeCarolis  Williamsville, NY (12)|              - |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. F. Kronenwetter     Buffalo, NY (1) |              - |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. E. Klein            Buffalo, NY (1) |              - |          AC, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------
S. Wagner              Buffalo, NY (1) |              s |          AT, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------
B. Heine               Buffalo, NY (1) |              - |         AVP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. Lesch               Buffalo, NY (18)|              - |         AVP, s |          s |         - |       - |
-------------------------------------------------------------------------------------------------------------
D. Wassum              Buffalo, NY (1) |              - |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. C. Kraemer          Buffalo, NY (1) |              - |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------

                                      Position Symbol Key
              ------------------------------------------------------------------
              COB - Chairman of the Board of Directors   S - Secretary
              CEO - Chief Executive Officer             AS - Assistant Secretary
                P - President                            C - Controller
              EVP - Executive Vice President            AC - Assistant Controller
              SVP - Senior Vice President                D - Director
               VP - Vice President                       s - Salary
              AVP - Assistant Vice President             T - Treasurer
               GC - General Counsel                     AT - Assistant Treasurer
               df - Director's Fees

See page 15 for Notes.

  Data-
  Track      National     Horizon                             Niagara     Seneca
  Account      Fuel       Energy                  Upstate      Indep.     Indep.     Horizon
 Services,  Resources,  Development,  Leidy Hub,   Energy    Marketing   Pipeline     Power
   Inc.        Inc.        Inc.**        Inc.       Inc.        Co.         Co.      Inc.***
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      D, s|        s  |     P, D, s |         D |        - |          D |         D |      - |
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        - |         - |           - |         - |        - |          - |         s |      - |
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        - |         - |           - |         - |     P, D |       D, P |         - |      - |
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     S, T |         - |           - |         - |        S |          S |         - |   S, T |
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        - |         - |           - |         - |        T |          T |         - |      - |
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        - |         - |           - |         - |        - |          - |         - |      - |
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        - |         - |           - |         - |        - |          - |         - |      - |
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        - |         - |           - |   D, P, s |        - |          - |   P, S, T |      - |
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        - |         - |       VP, s |         - |        - |          - |         - | D, P, s|
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        - |         s |           - |         - |        - |          - |         - |      - |
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        s |         s |           - |         - |        - |          - |         - |      - |
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     P, D |         D |           - |         - |        - |          - |         - |      D |
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        - |         s |     T, S, s |         - |        - |          - |         - |      - |
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        D |T, P, D, s |       VP, s |   D, S, T |        - |          - |         - |      D |
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        - |         - |           - |         - |        - |          - |         - |      - |
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        - |  S, VP, s |           - |         - |        - |          - |         - |      - |
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        - |         - |      AVP, s |         - |        - |          - |         - |      - |
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        - |         s |           - |         - |        - |          - |         - |      - |
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        - |         s |           s |         - |        - |          - |         - |      - |
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        - |         - |           - |         - |        - |          - |         - |      - |
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        - |         - |           - |         - |        - |          - |         - |      - |
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        - |         - |      AVP, s |         - |        - |          - |         - |      - |
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        - |         - |      AVP, s |         - |        - |          - |         - |     AVP|
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 * Officers and directors of Seneca Resources' subsidiaries as of September 30, 2002 were as follows:

National Fuel Exploration Corp.
Board of Directors and Officers:
 P. C. Ackerman (Director)                                           Buffalo, NY (1)
 D. H. Ibach (President & Director)                                  Calgary, Alberta (19)
 J. A. Beck (Director)                                               Houston, TX (5)
 J. B. McCashin (Director)                                           Calgary, Alberta (19)
 D. Conrad (Secretary)                                               Calgary, Alberta (19)
 W. Dummer (Controller)                                              Calgary, Alberta (19)
 D. P. Butler (Assistant Secretary)                                  Houston, TX (5)
 J. G. Campbell (Vice President)                                     Calgary, Alberta (19)
 C. S. Sawyer (Vice President)                                       Calgary, Alberta (19)

Player Resources Ltd.
Board of Directors and Officers:
 P. C. Ackerman (Director)                                           Buffalo, NY (1)
 J. A. Beck (Director)                                               Houston, TX (5)
 D. H. Ibach (President and Director)                                Calgary, Alberta (19)
 J. B. McCashin (Director)                                           Calgary, Alberta (19)
 D. Conrad (Secretary)                                               Calgary, Alberta (19)
 W. Dummer (Controller)                                              Calgary, Alberta (19)
 D. P. Butler (Assistant Secretary)                                  Houston, TX (5)
 J. G. Campbell (Vice President)                                     Calgary, Alberta (19)
 C. S. Sawyer (Vice President)                                       Calgary, Alberta (19)

Seneca Player Corp.
Board of Directors and Officers:
 J. A. Beck (President and Director)                                 Houston, TX (5)
 D. P. Butler (Secretary)                                            Houston, TX (5)
 T. L. Atkins (Treasurer)                                            Houston, TX (5)
 J. F. McKnight (Director)                                           Houston, TX (5)

3062782 Nova Scotia Co.
Board of Directors and Officers:
 J. A. Beck (President and Director)                                 Houston, TX (5)
 T. L. Atkins (Secretary)                                            Houston, TX (5)

3062783 Nova Scotia Co.
Board of Directors and Officers:
 J. A. Beck (President and Director)                                 Houston, TX (5)
 T. L. Atkins (Director)                                             Houston, TX (5)

Seneca New Brunswick L.P.
3062783 Nova Scotia Company (General Partner)                        Halifax, Nova Scotia (25)
3062782 Nova Scotia Company (Initial Limited Partner)                Halifax, Nova Scotia (25)

** Officers and directors of Horizon's subsidiaries as of September 30, 2002 were as follows:
Horizon Energy Holdings, Inc.
Board of Directors and Officers:
 P. C. Ackerman (Director and President)                             Buffalo, NY (1)
 B. H. Hale (Vice President)                                         Buffalo, NY (1)
 G. T. Wehrlin (Vice President)                                      Buffalo, NY (1)
 R. J. Tanski (Secretary and Treasurer)                              Buffalo, NY (1)

Horizon Energy Development, B.V.
Managing Directors:
 B. H. Hale                                                          Buffalo, NY (1)
 G. T. Wehrlin                                                       Buffalo, NY (1)
 Intra Beheer B.V.                                                   Amsterdam, The Netherlands (8)

Horizon Energy Development, s.r.o.
Managing Director:
 B. H. Hale                                                          Buffalo, NY (1)
Statutory Agents:
 L. Jarolimek                                                        Prague, Czech Republic (7)
 A. Novak                                                            Prague, Czech Republic (7)
Note: There are pending requests in the Register Court to record deletion of L. Jarolimek and A. Novak as of June
2002, March 2002 respectively, and to record V. Miskovsky as their only replacement (June 2002).

Teplarna Liberec, a.s.
Board of Directors:
 J. Drda                                                             Liberec, Czech Republic (21)
 Z. Kozesnik                                                         Liberec, Czech Republic (10)
 J. Krutsky                                                          Liberac, Czech Republic (20)
 J. Masinda                                                          Prague, Czech Republic (7)
 V. Miskovsky (since June 30, 2002)                                  Prague, Czech Replublic (7)
 L. Zapletal                                                         Most, Czech Republic (14)

See page 15 for Notes

Lounske tepelne hospodarstvi, s.r.o.
Statutory Agents:
 R. Jiruska                                                          Bilina, Czech Republic (14)
 F. Jicha                                                            Louny, Czech Republic (26)

Teplo Branany, s.r.o.
Managing Directors:
 R. Jiruska                                                          Bilina, Czech Republic (14)
 V. Krupka                                                           Branany, Czech Republic (15)

United Energy, a.s.
Board of Directors:
 L. Zapletal                                                         Most, Czech Republic (14)
 B. H. Hale                                                          Buffalo, NY (1)
 G. T. Wehrlin                                                       Buffalo, NY (1)
 P. C. Ackerman                                                      Buffalo, NY (1)
 R. J. Tanski                                                        Buffalo, NY (1)
 J. Sulc                                                             Most, Czech Republic (22)
 E. Volkman                                                          Louny, Czech Republic (23)
 J. Masinda                                                          Prague, Czech Republic (7)
 D. A. Wassum (since June 27, 2002)                                  Bufflao, NY (1)

ENOP Company, s.r.o.
Statutory Agents:
 R. Kocar                                                            Most, Czech Republic (14)
 K. Stejskal                                                         Most, Czech Republic (14)
 J. Stepanek                                                         Most, Czech Republic (14)

Horizon Energy Bulgaria Ltd.
Manager:
 B. H. Hale                                                          Buffalo, NY (1)

*** Officers of Power's subsidiaries as of September 30, 2002 included the following persons (because Power's subsidiaries are not wholly owned directly or indirectly by the Registrant or any system company, disclosure is limited to those officers who are directly employed by the Registrant or its system companies):

Seneca Energy II, LLC
 B. H. Hale (Secretary and Chief Financial Officer)                  Buffalo, NY (1)

Model City Energy, LLC
 B. H. Hale (Chief Financial Officer)                                Buffalo, NY (1)

Energy Systems North East, LLC
 B. H. Hale (President)                                              Buffalo, NY (1)
 K. D. Cotter (Vice President)                                       Buffalo, NY (1)
 P. L. Malachowski (Treasurer)                                       Buffalo, NY (1)
Notes
  National Fuel Gas Company, 10 Lafayette Square, Buffalo, New York 14203
  9226 E. Champagne Drive, Sun Lakes, AZ 85248
  302 Fall River Court, Houston, TX 77024
  Moog Inc., Plant 24/Seneca at Jamison Rd., East Aurora, NY 14052-0018
  Seneca Resources Corporation, 1201 Louisiana Street, Suite 400, Houston, Texas 77002
  Seneca Resources Corporation, P.O. Box 630, Santa Paula, CA 93061-0630
  Horizon Energy Development, s.r.o., Maiselova 15, Praha 1 - Josefov, 11000, Czech Republic
  Intra Beheer B.V., Teleportboulevard 140, 1043 EJ, Amsterdam, The Netherlands
  Maid of the Mist Corporation, 151 Buffalo Avenue, Niagara Falls, New York 14303
  Teplarna Liberec, a.s., Dr. Milady Horakove 641/34a, 460 01 Liberec 4, Czech Republic
  Predicor, Tax advisor, Pristavni 2, 170 00 Prague 7, Czech Republic
  National Fuel Resources, Inc., 165 Lawrence Bell Drive, Williamsville, NY 14221
  Law Office Rasovsky, Krejci, Cinglos, Spitalka 23 b, 602 00 Brno, Czech Republic
  United Energy, a.s., Teplarenska no. 2, Komorany, 434 03 Most 3, Czech Republic
  Teplo Branany, s.r.o., Bilinska 76 Branany, Czech Republic
  National Fuel Gas Company, 1100 State Street, Erie, PA 16501
  Gas Technology Institute, 1700 So. Mt. Prospect Road, Des Plaines, IL 60018-1804
  National Fuel Gas Distribution Corporation, 365 Mineral Springs Road, Building 3, Buffalo, NY 14210
  National Fuel Exploration Corp., 1000, 550-6th Avenue, S.W., Calgary, Alberta T2P 0S2
  City of Liberec, nam. Dr. E. Benese 1, 460 59 Liberec 1, Czech Republic
  Parliament of the Czech Republic, Snemovni 4, 118 26 Prague 1, Czech Republic
  President of Usti Region, Velka Hradebni 48, 400 01 Usti nad Labem, Czech Republic
  City of Louny, Mirove namesti 35, 440 33 Louny, Czech Republic
  The Robert H. Jackson Center, Inc., 305 East Fourth Street, P. O. Box 879, Jamestown, NY 14702
  Suite 900, 1959 Upper Water Street, P.O. Box 997, Halifax, Nova Scotia B3J 2X2
  Lounske tepelne hospodarstvi, 17 listopadu, 44001 Louny
Item 6. OFFICERS AND DIRECTORS (Continued)

Part II. Financial connections as of September 30, 2002:

                                                 Position Held     Applicable
Name of Officer        Name and Location of      in Financial      Exemption
  or Director          Financial Institution      Institution         Rule
---------------        ---------------------     -------------     -------------

R. T. Brady           Manufacturers and Traders
                       Trust Company,
                       Buffalo, New York           Director          70 (a)
                      M&T Bank Corporation,
                       Buffalo, New York           Director          70 (a)

G. L. Mazanec         Northern Trust Bank
                       of Texas,
                       Dallas, Texas               Director          70 (a)

J. V. Glynn           Manufacturers and Traders
                       Trust Company,
                       Buffalo, New York           Director          70 (a)
                      M&T Bank Corporation,
                       Buffalo, New York           Director          70 (a)
Part III. Compensation and other related information:
  Compensation of Directors and Executive Officers:

        The information required by this item appears under "Directors' Compensation," and "Executive Compensation," on page 6 and pages 11 to 18, respectively, of the National Fuel Gas Company Proxy Statement, dated January 10, 2003, included as Exhibit A (3) to this Form U5S and is incorporated herein by reference.

  Interest of executive officers and directors in securities of System Companies including options or other rights to acquire securities:

        The information required by this item appears under "Security Ownership of Certain Beneficial Owners and Management," on pages 8 and 9 of the National Fuel Gas Company Proxy Statement, dated January 10, 2003, included as Exhibit A(3) of this Form U5S and is incorporated herein by reference.

  Contracts and Transactions with System Companies:

        The following contracts and transactions with the directors and executive officers of National Fuel Gas Company were disclosed in the Company's Form 10-K for fiscal year 2002.

    Retirement and Consulting Agreement, dated September 5, 2001, between the Company and Bernard J. Kennedy (Exhibit 10 (iii)(a), Form 8-K dated September 19, 2001 in File No. 1-3880)

    Pension Settlement Agreement, dated September 5, 2001, between the Company and Bernard J. Kennedy (Exhibit 10(iii)(b), Form 8-K dated September 19, 2001 in File No. 1-3880)

    Employment Agreement, dated September 17, 1981, between the Company and Bernard J. Kennedy (Exhibit 10.4, Form 10-K for fiscal year ended September 30, 1994 in File No. 1-3880)

    Tenth Amendment to Employment Agreement between the Company and Bernard J. Kennedy, effective September 1, 1999 (Exhibit 10.1, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

  Item 6. OFFICERS AND DIRECTORS (Continued)

    Agreement dated August 1, 1986, between the Company and Joseph P. Pawlowski (Exhibit 10.1, Form 10-K for fiscal year ended September 30,1997 in File No. 1-3880)

    Agreement dated August 1, 1986, between the Company and Gerald T. Wehrlin (Exhibit 10.2, Form 10-K for fiscal year ended September 30, 1997, in File No. 1-3880)

    Form of Employment Continuation and Noncompetition Agreements, dated as of December 11, 1998, among the Company, National Fuel Gas Distribution Corporation and each of Philip C. Ackerman, Anna Marie Cellino, Walter E. DeForest, Joseph P. Pawlowski, James D. Ramsdell, Dennis J. Seeley, David F. Smith, Ronald J. Tanski and Gerald T. Wehrlin (Exhibit 10.1, Form 10-Q for the quarterly period ended June 30, 1999 in File No. 1-3880)

    Form of Employment Continuation and Noncompetition Agreement, dated as of December 11, 1998, among the Company, National Fuel Gas Supply Corporation and each of Bruce H. Hale and John R. Pustulka (Exhibit 10.2, Form 10-Q for the quarterly period ended June 30, 1999 in File No. 1-3880)

    Form of Employment Continuation and Noncompetition Agreement, dated as of December 11, 1998, among the Company, Seneca Resources Corporation and James A. Beck (Exhibit 10.3, Form 10-Q for the quarterly period ended June 30, 1999 in File No. 1-3880)

    National Fuel Gas Company 1983 Incentive Stock Option Plan, as amended and restated through February 18, 1993 (Exhibit 10.2, Form 10-Q for the quarterly period ended March 31, 1993 in File No. 1-3880)

    National Fuel Gas Company 1984 Stock Plan, as amended and restated through February 18, 1993 (Exhibit 10.3, Form 10-Q for the quarterly period ended March 31, 1993 in File No. 1-3880)

    Amendment to the National Fuel Gas Company 1984 Stock Plan, dated December 11, 1996 (Exhibit 10.7, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

    National Fuel Gas Company 1993 Award and Option Plan, dated February 18, 1993 (Exhibit 10.1, Form 10-Q for the quarterly period ended March 31, 1993 in File No. 1-3880)

    Amendment to National Fuel Gas Company 1993 Award and Option Plan, dated October 27, 1995 (Exhibit 10.8, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

    Amendment to National Fuel Gas Company 1993 Award and Option Plan, dated December 11, 1996 (Exhibit 10.8, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

    Amendment to National Fuel Gas Company 1993 Award and Option Plan, dated December 18, 1996 (Exhibit 10, Form 10-Q for the quarterly period ended December 31, 1996 in File No. 1-3880)

  Item 6. OFFICERS AND DIRECTORS (Continued)

    National Fuel Gas Company 1993 Award and Option Plan, amended through June 14, 2001 (Exhibit 10.1, Form 10-K for fiscal year ended September 30, 2001 in File No. 1-3880)

    National Fuel Gas Company 1997 Award and Option Plan, amended through June 14, 2001 (Exhibit 10.2, Form 10-K for fiscal year ended September 30, 2001 in File No. 1-3880)

    National Fuel Gas Company Deferred Compensation Plan, as amended and restated through May 1, 1994 (Exhibit 10.7, Form 10-K for fiscal year ended September 30, 1994 in File No. 1-3880)

    Amendment to the National Fuel Gas Company Deferred Compensation Plan, dated September 19, 1996 (Exhibit 10.10, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

    Amendment to the National Fuel Gas Company Deferred Compensation Plan, dated September 27, 1995 (Exhibit 10.9, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

    National Fuel Gas Company Deferred Compensation Plan, as amended and restated through March 20, 1997 (Exhibit 10.3, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

    Amendment to National Fuel Gas Company Deferred Compensation Plan dated June 16, 1997 (Exhibit 10.4, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

    Amendment No. 2 to the National Fuel Gas Company Deferred Compensation Plan, dated March 13, 1998 (Exhibit 10.1, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880)

    Amendment to the National Fuel Gas Company Deferred Compensation Plan, dated February 18, 1999 (Exhibit 10.1, Form 10-Q for the quarterly period ended March 31, 1999 in File No. 1-3880)

    Amendment to National Fuel Gas Company Deferred Compensation Plan, dated June 15, 2001 (Exhibit 10.3, Form 10-K for fiscal year ended September 30, 2001 in File No. 1-3880)

    National Fuel Gas Company Tophat Plan, effective March 20, 1997 (Exhibit 10, Form 10-Q for the quarterly period ended June 30, 1997 in File No. 1-3880)

    Amendment No. 1 to the National Fuel Gas Company Tophat Plan, dated April 6, 1998 (Exhibit 10.2, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880)

    Amendment No. 2 to the National Fuel Gas Company Tophat Plan, dated December 10, 1998 (Exhibit 10.1, Form 10-Q for the quarterly period ended December 31, 1998 in File No. 1-3880)

    Death Benefits Agreement, dated August 28, 1991, between the Company and Bernard J. Kennedy (Exhibit 10-TT, Form 10-K for fiscal year ended September 30, 1991 in File No. 1-3880)

  Item 6. OFFICERS AND DIRECTORS (Continued)

    Amendment to Death Benefit Agreement of August 28, 1991, between the Company and Bernard J. Kennedy, dated March 15, 1994 (Exhibit 10.11, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

    Amended and Restated Split Dollar Insurance Agreement, effective June 15, 2000 among the Company, Bernard J. Kennedy, and Joseph B. Kennedy, as Trustee of the Trust under the Agreement dated January 9, 1998 (Exhibit 10.1, Form 10-Q for the quarterly period ended June 30, 2000 in File No. 1-3880)

    Contingent Benefit Agreement effective June 15, 2000 between the Company and Bernard J. Kennedy (Exhibit 10.2, Form 10-Q for the quarterly period ended June 30, 2000 in File No. 1-3880)

    Amended and Restated Split Dollar Insurance and Death Benefit Agreement dated September 17, 1997 between the Company and Philip C. Ackerman (Exhibit 10.5, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

    Amendment Number 1 to Amended and Restated Split Dollar Insurance and Death Benefit Agreement by and between the Company and Philip C. Ackerman, dated March 23, 1999 (Exhibit 10.3, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amended and Restated Split Dollar Insurance and Death Benefit Agreement dated September 15, 1997 between the Company and Joseph P. Pawlowski (Exhibit 10.7, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

    Amendment Number 1 to Amended and Restated Split Dollar Insurance and Death Benefit Agreement by and between the Company and Joseph P. Pawlowski, dated March 23, 1999 (Exhibit 10.5, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Second Amended and Restated Split Dollar Insurance Agreement dated June 15, 1999 between the Company and Gerald T. Wehrlin (Exhibit 10.6, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amended and Restated Split Dollar Insurance and Death Benefit Agreement dated September 15, 1997 between the Company and Walter E. DeForest (Exhibit 10.7, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amendment Number 1 to Amended and Restated Split Dollar Insurance and Death Benefit Agreement by and between the Company and Walter E. DeForest, dated March 29, 1999 (Exhibit 10.8, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amended and Restated Split Dollar Insurance and Death Benefit Agreement dated September 15, 1997 between the Company and Dennis J. Seeley (Exhibit 10.9, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amendment Number 1 to Amended and Restated Split Dollar Insurance and Death Benefit Agreement by and between the Company and Dennis J. Seeley, dated March 29, 1999 (Exhibit 10.10, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

  Item 6. OFFICERS AND DIRECTORS (Continued)

    Split Dollar Insurance and Death Benefit Agreement dated September 15, 1997 between the Company and Bruce H. Hale (Exhibit 10.11, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amendment Number 1 to Split Dollar Insurance and Death Benefit Agreement by and between the Company and Bruce H. Hale, dated March 29, 1999 (Exhibit 10.12, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Split Dollar Insurance and Death Benefit Agreement dated September 15, 1997 between the Company and David F. Smith (Exhibit 10.13, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amendment Number 1 to Split Dollar Insurance and Death Benefit Agreement by and between the Company and David F. Smith, dated March 29, 1999 (Exhibit 10.14, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Split Dollar Insurance Agreement, dated March 6, 2001, between the Company and James A. Beck (Exhibit 10.2, Form 10-K for fiscal year ended September 30, 2002 in File No. 1-3880)

    National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan as amended and restated through November 1, 1995 (Exhibit 10.10, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

    National Fuel Gas Company and Participating Subsidiaries 1996 Executive Retirement Plan Trust Agreement (II) dated May 10, 1996 (Exhibit 10.13, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

    Amendments to National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan dated September 18, 1997 (Exhibit 10.9, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

    Amendments to the National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan dated December 10, 1998 (Exhibit 10.2, Form 10-Q for the quarterly period ended December 31, 1998 in File No. 1-3880)

    Amendments to National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan effective September 16, 1999 (Exhibit 10.15, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amendment to National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan, effective September 5, 2001 (Exhibit 10.4, Form 10-K/A for fiscal year ended September 30, 2001 in File No. 1-3880)

    Retirement Supplement Agreement, dated September 14, 2000, between the Company and Gerald T. Wehrlin (Exhibit 10.5, Form 10-K/A for fiscal year ended September 30, 2001 in File No. 1-3880)

    Retirement Supplement Agreement, dated January 11, 2002, between the Company and Joseph P. Pawlowski (Exhibit 10.6, Form 10-K/A for fiscal year ended September 30, 2001 in File No. 1-3880)

  Item 6. OFFICERS AND DIRECTORS (Concluded)

    Administrative Rules with Respect to at Risk Awards under the 1993 Award and Option Plan (Exhibit 10.14, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

    Administrative Rules with Respect to at Risk Awards under the 1997 Award and Option Plan (Exhibit A, Definitive Proxy Statement, Schedule 14(A) filed January 10, 2002 in File No. 1-3880)

    Administrative Rules of the Compensation Committee of the Board of Directors of National Fuel Gas Company, as amended and restated, effective December 10, 1998 (Exhibit 10.3, Form 10-Q for the quarterly period ended December 31, 1998 in File No. 1-3880)

    Excerpts of Minutes from the National Fuel Gas Company Board of Directors Meeting of February 20, 1997 regarding the Retirement Benefits for Bernard J. Kennedy (Exhibit 10.10, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

    Excerpts of Minutes from the National Fuel Gas Company Board of Directors Meeting of March 20, 1997 regarding the Retainer Policy for Non-Employee Directors (Exhibit 10.11, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

  Indebtedness to System Companies: None

  Participation in Bonus and Profit-Sharing Arrangements and Other Benefits:

  The information required by this item appears under “Directors’ Compensation,” and “Executive Compensation,” on page 6 and pages 11 to 18, respectively, of the National Fuel Gas Company Proxy Statement, dated January 10, 2002, included as Exhibit A(3) to this Form U5S and incorporated herein by reference.

  Rights to Indemnity:

  The information required by this item appears in Article II, Paragraph 8 of the National Fuel Gas Company By-Laws as amended through December 12, 2002. Such By-Laws are listed as Exhibit B(1)(ii) to this Form U5S.

  The Company also purchases directors and officers liability insurance coverage with an annual aggregate limit of $135 million, and, in recognition of the scope of the foregoing by-law indemnification, certain other errors and omissions and general liability insurance coverages which are applicable to all employees as insureds, including directors and officers.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

                                                                                               Amount
                            Name of Recipient               Accounts Charged Per Books   Fiscal Year Ended
    Name of Company          or Beneficiary       Purpose     of Disbursing Company      September 30, 2002
    ---------------         -----------------     -------   --------------------------   ------------------

Tabulation showing expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of:

(1) Any political party, candidate for public office or holder of such office, or any committee or agent therefor:

Distribution Corporation           N/A            *FEDPAC    Misc. Income Deductions        $  7,892

Distribution Corporation           N/A            *NYPAC     Misc. Income Deductions        $  6,661

Distribution Corporation           N/A            *PAPAC     Misc. Income Deductions        $  5,342

Supply Corporation                 N/A            *FEDPAC    Misc. Income Deductions        $  3,291

Supply Corporation                 N/A            *NYPAC     Misc. Income Deductions        $  2,061

Supply Corporation                 N/A            *PAPAC     Misc. Income Deductions        $  2,835

* Company labor and expenses relating to administration of political action funds.

(2) Any citizens group or public relations counsel:

Distribution Corporation    32 Beneficiaries       Civic     Operation Expense              $ 13,715

Seneca Resources             2 Beneficiaries       Civic     Operation Expense              $    819

The information called for by instruction 2 to Item 7 was compiled, and memoranda from the applicable
System Companies were received and are preserved by the Registrant.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Intercompany sales and services

         (1) Salaries of officers of the Registrant
                                                    NATIONAL FUEL GAS COMPANY
                                                    -------------------------
                                                  REPORT OF OFFICERS' SALARIES
                                                  ----------------------------
                                          FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                          --------------------------------------------

                          Distribution   Supply    Seneca                         Data-
                  Parent     Corp.       Corp.    Resources   Highland  Horizon   Track    NFR    Total
                  ------  ------------   ------   ---------   --------  -------   -----    ---    -----

P. C. Ackerman   $68,162    $268,625    $268,625  $111,288    $7,675    $41,175  $  975  $  975  $767,500

A. M. Cellino     10,712     128,918      74,620         -         -          -       -       -   214,250

J. P. Pawlowski   13,525     159,907      76,651    18,245     1,967          -       -     205   270,500

G. T. Wehrlin     27,000           -           -         -         -    182,175       -  60,825   270,000

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Continued)

        (2) Services rendered by Statutory Subsidiaries
                                                DISTRIBUTION CORPORATION
                                                ------------------------
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                       -----------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                                            Common Expenses
                            --------------------------------------------------------------------------------------

                                                      Corporate     Materials                Accounts
Receiving Company           Executive   Purchasing  Communications  Management  Accounting   Payable
-----------------           ---------   ----------  --------------  ----------  ----------   -------
Supply Corporation           $  291       $218           $145          $ 8       $  863       $242
Seneca Resources                333          -             42            -          213          -
UCI                               -          -              -            -            -          -
Highland                         40          -              5            -           23          -
Data-Track                        -          -              -            -            -          -
NFR                               4          -              1            -            2          -
Leidy Hub                         -          -              -            -            -          -
Horizon                           -          -              -            -            -          -
Parent Company                    -          -              -            -            -          -
NIM                               -          -              -            -            -          -
Upstate Energy                    -          -              -            -            -          -
                             ------       ----           ----          ---       ------       ----
                             $  668       $218           $193          $ 8       $1,101       $242
                             ======       ====           ====          ===       ======       ====

                                                            Common Expenses
                            --------------------------------------------------------------------------------------
                              Data           Human                             Government      Benefit
Receiving Company           Processing     Resources     Legal     Finance       Affair        Services     CPR
-----------------           ----------     ---------     -----     -------     ----------      --------     ---
Supply Corporation             $101          $364        $ 93       $617          $38            $159      $106
Seneca Resources                  -            59         107        133            -             183         -
UCI                               -             -           -          -            -               -         -
Highland                          -             7          13         14            -              22         -
Data-Track                        -             -           -          -            -               -         -
NFR                               -             1           1          2            -               2         -
Leidy Hub                         -             -           -          -            -               -         -
Horizon                           -             -           -          -            -               -         -
Parent Company                    -             -           -          -            -               -         -
NIM                               -             -           -          -            -               -         -
Upstate Energy                    -             -           -          -            -               -         -
                               ----          ----        ----       ----          ---            ----      ----
                               $101          $431        $214       $766          $38            $366      $106
                               ====          ====        ====       ====          ===            ====      ====

                               Common Expenses
                            ----------------------
                                        Total           Total      Total    Convenience or      Total Service
                                        Common         Clearing    Direct    Accommodation       Rendered By
Receiving Company           Payroll     Expense        Charges*   Charges*    Payments*     Statutory Subsidiaries
-----------------           -------     -------        --------   --------  --------------  ----------------------
Supply Corporation           $131       $3,376          $4,647     $5,116      $ 9,782             $22,921
Seneca Resources                -        1,070             179        466          662               2,377
UCI                             -            -               -          -            4                   4
Highland                        -          124              32         33          186                 375
Data-Track                      -            -               1          3           14                  18
NFR                             -           13              35        158          221                 427
Leidy Hub                       -            -               1          4            -                   5
Horizon                         -            -             156        958           17               1,131
Parent Company                  -            -              90        434        4,128               4,652
NIM                             -            -               -          -            -                   -
Upstate Energy                  -            -               -          -            -                   -
                             ----       ------          ------     ------      -------             -------
                             $131       $4,583          $5,141     $7,172      $15,014             $31,910
                             ====       ======          ======     ======      =======             =======

* Analysis of Clearing Charges, Direct Charges & Convenience or Accommodation Payments is presented on pages 25 and 26.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Continued)

        (2) Services rendered by Statutory Subsidiaries

                                                DISTRIBUTION CORPORATION
                                                ------------------------
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                       -----------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                                            Clearing Charges
                            -----------------------------------------------------------------------------------------
                                      Material                                                           Total
                            Officer   Issue &                                       Data    Messenger   Clearing
Receiving Company           Clearing  Transfer Telecommunications Rental Postage Processing  Expense     Charges
-----------------           --------  -------- ------------------ ------ ------- ---------- ---------   --------
Supply Corporation            $252     $1,975         $229          $41   $ 3      $2,035     $112       $4,647
Seneca Resources                78          -           29            -     -          70        2          179
UCI                              -          -            -            -     -           -        -            -
Highland                        15          -            -            -     -           8        9           32
Data-Track                       -          -            1            -     -           -        -            1
NFR                             15          -            9            -     -           1       10           35
Leidy Hub                        1          -            -            -     -           -        -            1
Horizon                        156          -            -            -     -           -        -          156
Parent Company                  87          -            -            -     1           2        -           90
NIM                              -          -            -            -     -           -        -            -
Upstate Energy                   -          -            -            -     -           -        -            -
                              ----     ------         ----          ---   ---      ------     ----       ------
                              $604     $1,975         $268          $41   $ 4      $2,116     $133       $5,141
                              ====     ======         ====          ===   ===      ======     ====       ======

                                                            Direct Charges
                            -----------------------------------------------------------------------------------------
                                         Telecom-   Environment               Contract
Receiving Company           Land  MMD   munications  Insurance  Operations  Administration     Accounting
-----------------           ----- ---   ----------- ----------- ----------  --------------     ----------
Supply Corporation          $386  $228     $40         $422       $2,263         $23              $  -
Seneca Resources              20     -       1           30           11           -                 5
UCI                            -     -       -            -            -           -                 -
Highland                       -     -       -            5            -           -                 -
Data-Track                     -     -       -            -            -           -                 -
NFR                            -     -       -            1            -           -                 1
Leidy Hub                      -     -       -            -            -           -                 -
Horizon                        -     -       -           17            -           -                40
Parent Company                 -     -       -           39            5           -                74
NIM                            -     -       -            -            -           -                 -
Upstate Energy                 -     -       -            -            -           -                 -
                            ----  ----     ---         ----       ------         ---              ----
                            $406  $228     $41         $514       $2,279         $23              $120
                            ====  ====     ===         ====       ======         ===              ====

                                                            Direct Charges
                            -----------------------------------------------------------------------------------------
                                    Government                          Rates &       Human
Receiving Company           Legal    Affairs     Finance   Executive   Regulation   Resources
-----------------           -----   ----------   -------   ---------   ----------   ---------
Supply Corporation           $47      $240       $160       $1,032       $-          $ 29
Seneca Resources               1         1         90          298        1             -
UCI                            -         -          -            -        -             -
Highland                       1         -          -           27        -             -
Data-Track                     -         -          -            3        -             -
NFR                           15         -         18          123        -             -
Leidy Hub                      -         -          -            4        -             -
Horizon                        -         -        233          667        -             -
Parent Company                 -         -         66          242        -             -
NIM                            -         -          -            -        -             -
Upstate Energy                 -         -          -            -        -             -
                             ---      ----       ----       ------       --          ----
                             $64      $241       $567       $2,396       $1          $ 29
                             ===      ====       ====       ======       ==          ====

                                                            Direct Charges
                            -----------------------------------------------------------------------------------------
                                                                                                         Total
                            Benefit                 Quality              Gas                             Direct
Receiving Company           Services  Engineering  Assurance    DPC    Storage                           Charges
-----------------           --------  -----------  ---------    ---    -------                           -------
Supply Corporation            $21        $181         $44       $ -      $ -                             $5,116
Seneca Resources                1           -           -         -        7                                466
UCI                             -           -           -         -        -                                  -
Highland                        -           -           -         -        -                                 33
Data-Track                      -           -           -         -        -                                  3
NFR                             -           -           -         -        -                                158
Leidy Hub                       -           -           -         -        -                                  4
Horizon                         -           -           -         1        -                                958
Parent Company                  8           -           -         -        -                                434
NIM                             -           -           -         -        -                                  -
Upstate Energy                  -           -           -         -        -                                  -
                              ---        ----         ---       ---      ---                             ------
                              $30        $181         $44       $ 1      $ 7                             $7,172
                              ===        ====         ===       ===      ===                             ======

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Continued)

         (2) Services rendered by Statutory Subsidiaries (Continued)
                                                DISTRIBUTION CORPORATION
                                                ------------------------
                                   ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                                   -------------------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                                Receiving Company
                     ---------------------------------------------------------------------------------------
                     Parent    Supply     Seneca       Data-
                     Company Corporation Resources UCI Track Highland NFR  Horizon
                     ------- ----------- --------- --- ----- -------- ---  -------

Material             $  (11)    $   346   $   32   $  - $ -    $  -   $  -  $ 1
Rents                     -           -        -      -   -       -      -    -
Transportation            -          31        -      -   -       -      -    -
Utilities                 -       1,585       71      -  13       -     14    -
Contractors &
 Outside Services       547       1,267       42      -   -       7      1    3
Equipment Purchases
 & Rentals                1         567        -      -   -       -      1    1
Employee Benefits     3,416       2,959        -      -   -       5    112    -
Office Expense            2         449        4      -   -       -      2    6
Dues & Subscriptions      -         282        -      -   -       -      -    -
Other Insurance           -         403      502      -   -      88     22    2
Injuries & Damages       10         119        -      4   -      85      -    -
Other                   163       1,749       11      -   1       1     69    4
Advertising               -           6        -      -   -       -      -    -
Postage                   -          11        -      -   -       -      -    -
Environmental             -           8        -      -   -       -      -    -
Land Acquisitions         -           -        -      -   -       -      -    -
                     ------     -------   ------   ---- ---    ----   ----  ---
                     $4,128     $ 9,782   $  662   $  4 $14    $186   $221  $17
                     ======     =======   ======   ==== ===    ====   ====  ===

                              Receiving Company
                           ---------------------------------------

                                   Total
                                   -----

Material                         $   368
Rents                                  -
Transportation                        31
Utilities                          1,683
Contractors &
 Outside Services                  1,867
Equipment Purchases
 & Rentals                           570
Employee Benefits                  6,492
Office Expense                       463
Dues & Subscriptions                 282
Other Insurance                    1,017
Injuries & Damages                   218
Other                              1,998
Advertising                            6
Postage                               11
Environmental                          8
Land Acquisition                       -
                                 -------

                                 $15,014
                                 =======

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Intercompany sales and services (Continued)

         (2) Services rendered by Statutory Subsidiaries (Continued)
                                        REPORT OF INTERCOMPANY SALES AND SERVICES
                                        -----------------------------------------
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                       --------------------------------------------
                                                  (THOUSANDS OF DOLLARS)
                                                  ----------------------

                                         Clearing Accounts                        Direct Charges
                   --------------------------------------------------------  -------------------------
                                                   Material         Total
                   Executive   DPC     Production  Issue &  Rental Clearing       Interstate
Receiving Company  Clearing  Clearing   Clearing   Transfer Clear  Charges    MMD  Marketing   Finance
-----------------  --------- --------  ----------- -------- ------ --------   ---  ----------  -------

Distribution Corp.   $35       $(1)       $  -      $  926  $2,754  $3,714    $60    $ 7       $  -
Seneca Resources       3         -         176           4       -     183      -      -          -
Horizon               33         -           -           -      44      77      -     25         28
Highland               -         -           -           -       -       -      -      -          -
Data Track             -         -           -           -       -       -      -      -          -
NFR                    -         -           -           -       -       -      -      -          -
Leidy Hub              -         -           -           -       -       -      -      -          -
Parent Company        18         -           -           -       8      26      -      -        139
Upstate Energy         -         -           -           -       -       -      -      -          -
NIM                    1         -           -           -       -       1      -      -          -
                     ---       ---        ----      ------  ------  ------    ---    ---       ----

                     $90       $(1)       $176      $  930  $2,806  $4,001    $60    $32       $167
                     ===       ====       ====      ======  ======  ======    ===    ===       ====

                                                  Direct Charges Continued
                   ---------------------------------------------------------------------------------

                    Govt.    Gas    Benefit                  Human           Gas
Receiving Company  Affairs Storage  Services  Engineering  Resources  Land  Control  Executive
-----------------  ------- -------  --------  -----------  ---------  ----  -------  ---------------

Distribution Corp.  $  -    $  7     $578        $ 40       $ 64      $164  $1,120    $1,102
Seneca Resources       -     100       21           -          -        55       -        49
Horizon                -       -       16           -          -         2       -       665
Highland               -       -        4           -         16         -       -         7
Data Track             -       -        8           -          -         -       -        10
NFR                    -       -        8           -         10         -       -        13
Leidy Hub              -       -        -           -          -         -       -         -
Parent Company         1       -      141           -          -         -       -       352
Upstate Energy         -       -        -           -          -         -       -         -
NIM                    -       -        -           -          -         -       -        10
                    ----    ----     ----         ---       ----      ----   -----     -----

                    $  1    $107     $776        $ 40       $ 90      $221   $1,120    $2,208
                    ====    ====     ====        ====       ====      ====   ======    ======

                    Operations,                                                   Total Services
                   Construction             Total     Total     Convenience or     Rendered By
                    & Customer             Direct    Clearing   Accommodation       Statutory
Receiving Company     Service     Legal    Charges   Charges      Payments*        Subsidiaries
-----------------  ------------   -----    -------   --------   --------------    -------------

Distribution Corp.  $1,666         $108    $4,916     $3,714        $1,294            $ 9,924
Seneca Resources        72            -       297        183            67                547
Horizon                  -           85       821         77             6                904
Highland                 -            -        27          -             1                 28
Data Track               -            -        18          -             2                 20
NFR                      -            -        31          -             2                 33
Leidy Hub                -            -         -          -             -                  -
Parent Company           -           15       648         26         1,881              2,555
Upstate Energy           -            -         -          -             -                  -
NIM                      -            -        10          1             -                 11
                     -----         ----    ------     ------        ------            -------

                    $1,738         $208    $6,768     $4,001        $3,253            $14,022
                    ======         ====    ======     ======        ======            =======

* Analysis of Convenience or Accommodation Payments is presented on page 28.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Continued)

         (2) Services rendered by Statutory Subsidiaries (Continued)
                                                   SUPPLY CORPORATION
                                                   ------------------
                                   ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                                   -------------------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                          Receiving Company
                      ----------------------------------------------------------
                       Parent   Distribution   Seneca    Horizon
                       Company  Corporation   Resources  Energy   Highland
                       -------  ------------  ---------  -------  --------

Material                $   14     $   35       $ -        $4       $ -
Rents                        -          -         -         -         -
Transportation               -          7         1         -         -
Utilities                    -        283         -         -         -
Contractors &
 Outside Services           74        693        55         1         -
Equipment Purchases
 & Rentals                   -          -         -         -         -
Employee Benefits        1,739        163         6         -         1
Office Expense               -         47         3         1         -
Dues & Memberships           -         34         -         -         -
Other                       54         27         2         -         -
Other Insurance              -          -         -         -         -
Postage                      -          -         -         -         -
Advertising                  -          1         -         -         -
Environmental                -          1         -         -         -
Injuries & Damages           -          3         -         -         -
                        ------     ------       ---        --       ---

                        $1,881     $1,294       $67        $6       $ 1
                        ======     ======       ===        ==       ====

                              Receiving Company
                      --------------------------------------
                      Data-                  Upstate
                      Track  NFR  Leidy Hub  Energy   NIM     Total
                      -----  ---  ---------  -------  ---     -----

Material               $-    $ -     $-        $-     $ -     $   53
Rents                   -      -      -         -       -          -
Transportation          -      -      -         -       -          8
Utilities               -      -      -         -       -        283
Contractors &
 Outside Services       -      -      -         -       -        823
Equipment Purchases
 & Rentals              -      -      -         -       -          -
Employee Benefits       2      2      -         -       -      1,913
Office Expense          -      -      -         -       -         51
Dues & Memberships      -      -      -         -       -         34
Other                   -      -      -         -       -         83
Other Insurance         -      -      -         -       -          -
Postage                 -      -      -         -       -          -
Advertising             -      -      -         -       -          1
Environmental           -      -      -         -       -          1
Injuries & Damages      -      -      -         -       -          3
                       --    ---     --        --     ---     ------

                       $2    $ 2     $-        $-     $ -     $3,253
                       ==    ===     ==        ==     ===     ======

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Continued)

         (2) Services rendered by Statutory Subsidiaries (Continued)
                                                    SENECA RESOURCES
                                                    ----------------
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                       -----------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                                                            Total
                                                                           Services
                                                         Convenience or  Rendered By
                                   Timber                Accommodation    Statutory
Receiving Company                  Sales     Operations     Payments     Subsidiaries
-----------------                  ------    ----------  --------------  ------------

Supply Corporation                $     -      $  670         $ 74         $   744
Highland                           15,541           -            -          14,541
NFR                                     -           -            -               -
Upstate Energy                          -           -            -               -
Parent Company                          -           -            -               -
NFE                                     -           -          514             514
Horizon                                 -           -            4               4
                                  -------      ------         ----         -------

                                  $15,541      $  670         $592         $15,803
                                  =======      ======         ====         =======

                                     ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                                     -------------------------------------------------

                                    Receiving Company
           ------------------------------------------------------------------------------------
                                Supply
           Highland  Horizon  Corporation   NFR     NFE     Total
           --------  -------  ------------  ---   --------  -----

Other        $-        $4         $74       $ -     $514    $592
             --        --         ---       ---     ----    ----

             $-        $4         $74       $ -     $514    $592
             ==        ==         ===       ===     ====    ====

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Concluded)

         (2) Services rendered by Statutory Subsidiaries (Concluded)
                                                        HIGHLAND
                                                        --------
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                       -----------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                                        Total Services
                                                          Rendered By
                                       Convenience         Statutory
Receiving Company      Operation        Payments          Subsidiaries
-----------------      ---------       -----------       -------------

Seneca Resources          $204             $220                $424

Supply Corporation           -                -                   -
                          ----             ----                ----

                          $204             $220                $424
                          ====             ====                ====

                                                       DATA-TRACK
                                                       ----------
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                       -----------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                                        Total Services
                                                         Rendered by
                                         Collection       Statutory
Receiving Company                         Services       Subsidiaries
-----------------                        ----------     ---------------

Distribution Corporation                    $524             $524

NFR                                            6                6
                                            ----             ----

                                            $530             $530
                                            ====             ====

        (3)     Services rendered by Registrant

                No services were rendered for a charge by the Registrant to any of its subsidiaries during the fiscal year ended September 30, 2002

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Concluded)

Part II.	Contracts to purchase services or goods between any System company and any affiliate (other than a System company) and other than as reported in Item 6) at September 30, 2002: None

Part III.	Employment of any person by any System company for the performance on a continuing basis of management services:
                                Description of Contract and         Annual
                Name                 Scope of Services           Consideration
           ---------------      ---------------------------      -------------

           Robert Davis         Performs management and           $  151,990
                                consulting services for
                                Highland.

           Joseph Maljovec      Performs management and           $   70,488
                                consulting services for
                                Highland.

           Enterprise Risk      Performs financial advisory       Retainer of
           Management, Inc.     and consulting services for       $   92,450
                                the Registrant regarding
                                placement of insurance cover-
                                ages and participates in
                                management or facilitation
                                of claims.

           Enfield Operating,   Performs production management    $1,519,000
           LLC.                 services for Seneca Resources
                                with respect to Gulf of Mexico
                                properties.

           Robert C. Williams   Performs management and real      $  139,165
                                estate consulting services
                                for Seneca Resources.

           Pat Carroll          Perform petroleum engineering     $   33,338
                                services for Seneca Resources
                                with respect to California
                                properties.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I.  A.       Interests in Foreign Utility Companies

                           1.       United Energy, a.s. and Teplarna Liberec, a.s.

                           (a)      United Energy, a.s. (UE)
                                    Komorany u Mostu
                                    434 03 Most
                                    Czech Republic

                                    Teplarna Liberec, a.s. (TL)
                                    Dr. M. Horakove 641/34a
                                    460 01 Liberec
                                    Czech Republic

                                    UE generates and supplies steam heat to customers in the Czech Republic.  UE also generates electric energy for sale.  UE has been designated as a foreign utility company because it owns and operates a coal-fired

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

                                    electric generation plant with generating capacity of 236 MW and sells the electricity it produces at wholesale.  UE has also been designated as a foreign utility company because it owns a 70% interest (common equity) in TL.  TL, in turn, has been designated as a foreign utility company because it owns and operates a 12 MW steam powered electric generation turbine and sells the produced electricity at wholesale.

                                    Horizon Energy Development, Inc. (Horizon) owns 100% of the capital stock of
                                    Horizon Energy Holdings, Inc. (HEHI), which owns 100% of the capital stock of
                                    Horizon Energy Development B.V. (HEDBV).  HEDBV owns 85.16% of the capital stock of
                                    UE, which owns 70% of the capital stock of TL.

                            (b)     Horizon owns 100% of the capital stock of HEHI, which investment was valued at
                                    $142,520,000 as of September 30, 2002.  HEHI owns 100% of the capital stock of
                                    HEDBV, which investment was valued at $142,520,000 as of September 30, 2002.  HEDBV owns 85.16% of the capital stock of UE, and such investment was valued at
                                    $140,574,000 as of September 30, 2002.  UE owns 70% of the capital stock of TL, and such investment was valued at $10,176,000 as of September 30, 2002.  The financial statements of Horizon and its subsidiaries are found on pages 57 through 76 of this
                                    Form U5S.

                                    There are no debts or other financial obligations of HEHI, HEDBV, UE or TL for which there is recourse, directly or indirectly, to the registered holding company or another system company.  There are no direct or indirect guaranties of any of the securities of UE or TL by the registered holding company.  There have been no transfers of any assets from any system company to UE or TL.

                           (c)      The ratio of debt to comprehensive shareholders' equity of UE was 24.20% as of
                                    September 30, 2002.  TL had no debt outstanding at September 30, 2002.  The earnings (loss) of UE and TL for the twelve months ended September 30, 2002 (net of minority interest) were $4,044,000 and $(99,000), respectively.  The financial statements of UE and TL are found on pages 57 through 76 of this Form U5S.

                           (d)      There are management support agreements between Horizon Energy Development, s.r.o.
                                    (HED) and UE and TL.  Under these agreements, HED agrees to provide management services (i.e., strategic, legal, marketing, public relations and human resource services) to both UE and TL.  The agreement with UE calls for UE to pay HED
                                    CZK 1,975,000 on a monthly basis.  The agreement with TL calls for a monthly payment of CZK 500,000 to HED.

                                    There is a service agreement between UE and TL calling for TL to pay UE CZK
                                    1,630,000 on a monthly basis.  The services UE provides include services similar to those described above, plus engineering, technical, accounting and bank transactional services.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

                           2.       Teplarna Kromeriz, a.s.

                           (a)      Teplarna Kromeriz, a.s. (Kromeriz)
                                    Na Sadkach 3572
                                    767 01 Kromeriz
                                    Czech Republic

                                    Kromeriz generated and supplied steam heat to customers in the Czech Republic.  It had been designated as a foreign utility company because it had developed initial plans to add a 38 MW simple-cycle electric generating unit on its site.  Due to the general decline in business conditions in the service territory of Kromeriz, and a dwindling number of customers, HEDBV determined to place Kromeriz in liquidation effective November 15, 2001.  The liquidation of Kromeriz was completed as of June
                                    17, 2002, when the liquidating agent caused the ownership interest of Kromeriz to be sold to a third party, ANDPH, a.s., and HEDBV received approval to remove
                                    Kromeriz from the Czech Commercial Register.

                     B.       Interests in Exempt Wholesale Generators

                           1.       Horizon Power, Inc.

                           (a)      Horizon Power, Inc. (Power)
                                    10 Lafayette Square
                                    Suite 1100
                                    Buffalo, New York  14203

                                    Power has been designated as an exempt wholesale generator by the Federal Energy
                                    Regulatory Commission and owns a 50% interest in each of Seneca Energy II, LLC
                                    (Seneca Energy), Model City Energy, LLC (Model City) and Energy Systems North East,
                                    LLC (ESNE).  Seneca Energy has a generating capacity of approximately 11.2 MW and generates electricity using methane gas obtained from a landfill near Seneca Falls,
                                    New York.  Model City has a generating capacity of approximately 5.6 MW and generates electricity in the same manner, from a landfill near Lewiston, New York.
                                    The landfills are owned by outside parties.  Seneca Energy sells its electricity at wholesale to an unaffiliated public utility.  Model City sells its electricity at wholesale to the New York Independent System Operator.  ESNE owns an 80 MW natural gas-fired cogeneration power plant located near North East, Pennsylvania.  ESNE sells electricity at wholesale to the New York Independent System Operator and sells thermal energy to a grape processing plant.  The Registrant owns 100% of the capital stock of Power.  Part I(b), Part I(c) and Part I(d) for Power are filed pursuant to Rule 104(b).

                           2.       Energy Systems North East, LLC

                           (a)      Energy Systems North East, LLC
                                    10195 Ackerman Lane
                                    North East, Pennsylvania  16428

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Concluded)

                                    ESNE has been designated as an exempt wholesale generator by the Federal Energy
                                    Regulatory Commission.  ESNE owns an 80 MW natural gas-fired cogeneration power plant located near North East, Pennsylvania.  ESNE sells electricity at wholesale to the New York Independent System Operator and sells thermal energy to a grape processing plant.  The Registrant owns 100% of the capital stock of Power, which owns 50% of the limited liability company interests of ESNE.  Part I(b), Part I(c)
                                    and Part I(d) for ESNE are filed pursuant to Rule 104(b).
Part II.

Relationship of Exempt Wholesale Generators and Foreign Utility Companies to System Companies

Organization charts showing the relationships of TL, UE, Power and ESNE to system companies are provided as Exhibits G-1, and G-2 to this Form U5S

Part III.	Aggregate Investment in Exempt Wholesale Generators and Foreign Utility Companies Part III is filed pursuant to Rule 104(b).

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

                                        NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                        ------------------------------------------
                                              INDEX TO FINANCIAL STATEMENTS
                                              -----------------------------
                                                    SEPTEMBER 30, 2002
                                                    ------------------

                                                                         Page
                                                                         ----
National Fuel Gas Company and Subsidiaries:
Report of Independent Accountants                                         37
Consolidating and Consolidated Balance Sheet at September 30, 2002       38-41
Consolidating and Consolidated Statement of Income for the Fiscal
  Year Ended September 30, 2002                                          42-43
Consolidating and Consolidated Statement of Earnings Reinvested in
  the Business for the Fiscal Year Ended September 30, 2002              44-45
Consolidating and Consolidated Statement of Cash Flows for the
  Fiscal Year Ended September 30, 2002                                   46-49
Consolidating and Consolidated Statement of Comprehensive Income
  for the Fiscal Year Ended September 30, 2002                           50-51

Seneca Resources Corporation:
Consolidating Balance Sheet at September 30, 2002                         52
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2002                                                      53
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2002                            54
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2002                                                55
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2002                                                56

Horizon Energy Development, Inc. and Subsidiaries:
Consolidating Balance Sheet at September 30, 2002                         57
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2002                                                      58
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2002                            59
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2002                                                60
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2002                                                61

Horizon Energy Holdings, Inc.:
Consolidating Balance Sheet at September 30, 2002                         62
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2002                                                      63
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2002                            64
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2002                                                65
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2002                                                66

Horizon Energy Development B.V.:
Consolidating Balance Sheet at September 30, 2002                         67
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2002                                                      68
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2002                            69
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2002                                                70
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2002                                                71

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Concluded)

                                        NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                        ------------------------------------------
                                              INDEX TO FINANCIAL STATEMENTS
                                              -----------------------------
                                                    SEPTEMBER 30, 2002
                                                    ------------------

                                                                         Page
                                                                         ----

United Energy, a.s.:
Consolidating Balance Sheet at September 30, 2002                         72
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2002                                                      73
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2002                            74
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2002                                                75
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2002                                                76

Notes to Consolidated Financial Statements                                 *

*   The Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the
    fiscal year ended September 30, 2002, are incorporated herein by reference.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of
National Fuel Gas Company

In our opinion, the consolidated financial statements listed in the index appearing under Item 10 on Pages 35 and 36 present fairly, in all material respects, the financial position of National Fuel Gas Company and its subsidiaries at September 30, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on Pages 38 through 76 is presented for purposes of additional analysis rather than to present financial position, results of operations and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the consolidating information on Pages 38 through 76 has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

PricewaterhouseCoopers LLP

Buffalo, New York
October 23, 2002

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                             CONSOLIDATING BALANCE SHEET
                                                AT SEPTEMBER 30, 2002
                                                (THOUSANDS OF DOLLARS)

                                                                                                                                       Horizon
                                          National     National      Seneca                    Highland    Data-Track     National      Energy                     Seneca      Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy        Forest       Account        Fuel      Development,   Upstate       Indep.     Indpendence    Horizon     Total Before Eliminations  Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,      Resources,    Services,    Resources,      Inc.        Energy,      Pipeline    Marketing,      Power,     Eliminations & Adjustments Company and
                             Company       Corp.        Corp.      (Consolidated)   Inc.         Inc.         Inc.          Inc.      (Consolidated)   Inc.       Company        Inc.          Inc.      & Adjustments Dr (Cr)      Subsidiaries
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
          ASSETS

PROPERTY, PLANT
  & EQUIPMENT                    $ 132   $1,363,380    $ 821,895   $ 1,899,953          $ -     $ 88,571         $ 186        $ 996    $ 330,741           $ -          $ -          $ -       $ 6,797   $ 4,512,651         $ -    $ 4,512,651

  Less: Accumulated
  Depreciation,
  Depletion and
  Amortization                     132      403,366      334,103       796,194            -        9,504           100          871      123,550             -            -            -            86    1,667,906            -     1,667,906
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

                                     -      960,014      487,792     1,103,759            -       79,067            86          125      207,191             -            -            -         6,711    2,844,745            -     2,844,745
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

CURRENT ASSETS:

  Cash and Temporary
    Cash Investments               177        3,601          607         5,638          106          131            91          689        9,793            19           20            1           448       21,321          895        22,216
  Notes Receivable
    -Intercompany              523,000            -            -        44,300          800            -           600       37,000          200             -            -            -             -      605,900     (605,900)            -
  Allowance for
    Uncollectible
    Accounts                         -      (13,296)        (243)         (199)           -            -             -       (2,065)      (1,494)            -            -            -             -      (17,297)           -       (17,297)
  Accounts Receivable
    -Intercompany               27,290        4,428       10,406         5,307            5           51            74        1,191            1           (32)           -            -             -       48,721      (48,721)            -
  Accounts Receivable              342       57,668        5,586        30,517            -        2,259             2        7,881        7,435         1,060            -            -            57      112,807            -       112,807
  Unbilled Utility
    Revenue                          -       15,794            -             -            -            -             -            -        6,124             -            -            -             -       21,918            -        21,918
  Dividends Receivable
    -Intercompany               17,354            -            -             -            -            -             -            -            -             -            -            -             -       17,354      (17,354)            -
  Materials and
    Supplies - at
    average cost                     -        5,150        7,811         2,949            -       15,020             -            -        3,339             -            -            -             -       34,269       (2,687)       31,582
  Gas Stored
    Underground                      -       66,423            -             -            -            -             -        4,057            -         6,770            -            -             -       77,250            -        77,250
  Unrecovered
    Purchased
    Gas Costs                        -       12,431            -             -            -            -             -            -            -             -            -            -             -       12,431            -        12,431
  Fair Value of Derivative
    Financial Instruments            -            -            -             -            -            -             -        3,807            -             -            -            -             -        3,807            -         3,807
  Prepayments                      485       27,709        5,708         7,086            -          206             3           96           51             -            -            -            10       41,354            -        41,354
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

                               568,648      179,908       29,875        95,598          911       17,667           770       52,656       25,449         7,817           20            1           515      979,835     (673,767)      306,068
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

OTHER ASSETS:

  Recoverable Future
    Taxes                            -       77,440        4,945             -            -            -             -            -            -             -            -            -             -       82,385            -        82,385
  Unamortized Debt
    Expense                     10,613        6,944        5,217             -            -            -             -            -            -             -            -            -             -       22,774       (2,139)       20,635
  Other Regulatory
    Assets                       5,358       18,195        2,551             -            -            -             -            -            -             -            -            -             -       26,104            -        26,104
  Deferred Charges               2,153        2,471        1,712           497            -            -             -           52           13             -            -            -             -        6,898         (984)        5,914
  Other Investments             16,822            -            -             -            -            -             -            -            -             -            -            -             -       16,822       48,268        65,090
  Investment in Unconsolidated
    Subsidiaries                     -            -            -             -            -            -             -            -            -             -            -            -        16,753       16,753            -        16,753
  Goodwill                           -            -            -             -            -            -             -            -        8,255             -            -            -             -        8,255            -         8,255
  Investment in
    Associated
    Companies                  989,716            -           61             -            -            -             -            -            -             -            -            -             -      989,777     (989,777)            -
  Notes Receivable -
    Intercompany             1,124,000            -            -             -            -            -             -            -            -             -            -            -             -    1,124,000   (1,124,000)            -
  Other                         11,451        3,454          369            61            -        1,030             -           17          558             -            -            -             -       16,940        8,420        25,360
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

                             2,160,113      108,504       14,855           558            -        1,030             -           69        8,826             -            -            -        16,753    2,310,708   (2,060,212)      250,496

                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                             2,728,761    1,248,426      532,522     1,199,915          911       97,764           856       52,850      241,466         7,817           20            1        23,979    6,135,288   (2,733,979)    3,401,309
                           ============  ===========  ===========  ============  ===========  ===========  ============  ===========  ===========   ===========  ===========  ===========   ===========  ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                             CONSOLIDATING BALANCE SHEET
                                                AT SEPTEMBER 30, 2002
                                                (THOUSANDS OF DOLLARS)

                                                                                                                                       Horizon
                                          National     National      Seneca                    Highland    Data-Track     National      Energy                     Seneca      Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy        Forest       Account        Fuel      Development,   Upstate       Indep.     Indpendence    Horizon     Total Before Eliminations  Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,      Resources,    Services,    Resources,      Inc.        Energy,      Pipeline    Marketing,      Power,     Eliminations & Adjustments Company and
                             Company       Corp.        Corp.      (Consolidated)   Inc.         Inc.         Inc.          Inc.      (Consolidated)   Inc.       Company        Inc.          Inc.      & Adjustments Dr (Cr)      Subsidiaries
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
CAPITALIZATION
AND LIABILITIES

CAPITALIZATION:
  Common Stock $1 Par
    Value; Authorized -
    200,000,000 Shares;
    Issued and
    Outstanding -
    80,264,734 Shares         $ 80,265          $ -          $ -           $ -          $ -          $ -           $ -          $ -          $ -           $ -          $ -          $ -           $ -     $ 80,265          $ -      $ 80,265
  Capital Stock of
    Subsidiaries                     -       59,170       25,345           500            4            4             1           10            5             1            1            1             1       85,043      (85,043)            -
  Paid in Capital              446,832      121,668       35,894       104,035        1,365        3,005           499       33,490       38,246         6,800            -            -         5,020      796,854     (350,022)      446,832
  Earnings  Reinvested
    in the Business            549,397      346,266      242,705         5,920         (632)       5,147           277        5,943      (13,587)       (6,252)      (9,611)           -           121    1,125,694     (576,297)      549,397
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
  Total Common Shareholder
    Equity Before Items of Other
    Comprehensive Income     1,076,494      527,104      303,944       110,455          737        8,156           777       39,443       24,664           549       (9,610)           1         5,142    2,087,856   (1,011,362)    1,076,494
  Accumulated Other
    Comprehensive
    Income (Loss)              (69,636)           -         (135)      (38,274)           -            -             -         (806)       4,170          (316)           -            -             -     (104,997)      35,361       (69,636)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
  Total Comprehensive
    Shareholders' Equity     1,006,858      527,104      303,809        72,181          737        8,156           777       38,637       28,834           233       (9,610)           1         5,142    1,982,859     (976,001)    1,006,858

  Long-Term Debt,
    Net of Current
    Portion                  1,124,000          163            -             -            -            -             -            -       21,178             -            -            -             -    1,145,341            -     1,145,341
  Notes Payable -
    Intercompany                     -      249,000      115,000       640,000            -       30,000             -            -       90,000             -            -            -             -    1,124,000   (1,124,000)            -
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
  Total Capitalization       2,130,858      776,267      418,809       712,181          737       38,156           777       38,637      140,012           233       (9,610)           1         5,142    4,252,200   (2,100,001)    2,152,199
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

  Minority Interest in
    Foreign Subsidiaries             -            -            -             -            -            -             -            -       28,785             -            -            -             -       28,785            -        28,785
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

CURRENT AND ACCRUED
LIABILITIES:
  Notes Payable to
    Banks and
    Commercial Paper           254,000            -            -         9,108            -            -             -            -        2,278             -            -            -             -      265,386            -       265,386
  Notes Payable -
    Intercompany                82,900      130,500       12,400       268,200            -       48,500             -            -       24,400         6,400       14,100            -        18,500      605,900     (605,900)            -
  Current Portion of
    Long-Term Debt             150,000            -            -             -            -            -             -            -       10,564             -            -            -             -      160,564            -       160,564
  Accounts Payable                  52       26,449       14,136        31,521            -        6,654            54        1,871       18,429             -            -            -           148       99,314        1,572       100,886
  Accounts Payable -
    Intercompany                   938       13,217          814        18,606           37        3,117            83          180        2,289            71           25            -           120       39,497      (39,497)            -
  Dividends Payable -
    Intercompany                     -        8,700        6,154         2,000            -          400             -          100            -             -            -            -             -       17,354      (17,354)            -
  Fair Value of Derivative
    Financial Instruments            -            -            -        29,634            -            -             -            -            -         1,570            -            -             -       31,204            -        31,204
  Other Accruals and
    Current Liabilities        116,389        8,557        4,222       (10,599)           5         (276)          (19)       6,012       (1,105)         (246)        (118)           -          (469)     122,353         (835)      121,518
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                               604,279      187,423       37,726       348,470           42       58,395           118        8,163       56,855         7,795       14,007            -        18,299    1,341,572     (662,014)      679,558
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

DEFERRED CREDITS:
  Accumulated Deferred
    Income  Taxes              (18,800)     164,579       67,099       135,964          132          487           (47)      (2,237)      14,074          (211)      (4,377)           -            80      356,743         (523)      356,220
  Taxes Refundable to
    Customers                        -       18,272       (2,676)            -            -            -             -            -            -             -            -            -             -       15,596            -        15,596
  Unamortized
    Investment Tax
    Credit                           -        8,637          260             -            -            -             -            -            -             -            -            -             -        8,897            -         8,897
  Other Regulatory Liabs             -       80,110        2,566             -            -            -             -            -            -             -            -            -             -       82,676            -        82,676
  Other Deferred
    Credits                     12,424       13,138        8,738         3,300            -          726             8        8,287        1,740             -            -            -           458       48,819       28,559        77,378
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                                (6,376)     284,736       75,987       139,264          132        1,213           (39)       6,050       15,814          (211)      (4,377)           -           538      512,731       28,036       540,767
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                           $ 2,728,761   $ 1,248,426   $ 532,522   $ 1,199,915        $ 911     $ 97,764         $ 856     $ 52,850    $ 241,466       $ 7,817         $ 20          $ 1      $ 23,979   $6,135,288  $(2,733,979)  $ 3,401,309
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                          CONSOLIDATING STATEMENT OF INCOME
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                                (THOUSANDS OF DOLLARS)

                                                                                                                                       Horizon
                                          National     National      Seneca                    Highland    Data-Track     National      Energy                     Seneca      Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy        Forest       Account        Fuel      Development,   Upstate       Indep.     Indpendence    Horizon     Total Before Eliminations  Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,      Resources,    Services,    Resources,      Inc.        Energy,      Pipeline    Marketing,      Power,     Eliminations & Adjustments Company and
                             Company       Corp.        Corp.      (Consolidated)   Inc.         Inc.         Inc.          Inc.      (Consolidated)   Inc.       Company        Inc.          Inc.      & Adjustments Dr (Cr)      Subsidiaries
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

OPERATING REVENUE:                 $ -    $ 794,220    $ 167,382     $ 328,230          $ -     $ 44,700         $ 530    $ 151,257     $ 95,315       $ 9,313          $ -          $ -         $ 291   $ 1,591,238  $ (126,742)   $ 1,464,496

                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

OPERATING EXPENSE:
  Purchased Gas                      -      430,191          178           645            -            -             -      134,428            -         6,961            -            -             -      572,403     (109,546)      462,857
  Fuel Used in Heat and
    Electric Generation              -            -            -             -            -            -             -          105       50,530             -            -            -             -       50,635            -        50,635
  Operation and Maintenance      3,641      168,633       61,314       103,042           10       38,029           495        3,417       29,674         2,673           24            -         1,169      412,121      (17,964)      394,157
  Property, Franchise &
    Other Taxes                    501       48,395       10,377        10,304            -           45             -          157        2,354             -            -            -            22       72,155            -        72,155
  Depreciation, Depletion
    and Amortization                 1       37,412       23,626       104,375            -        2,996            36          161       11,977            46            -            -            34      180,664            4       180,668
  Income Taxes                      46       31,657       23,575        19,480            5          358             4        5,102       (2,030)         (166)      (5,427)           -          (319)      72,285         (251)       72,034
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

                                 4,189      716,288      119,070       237,846           15       41,428           535      143,370       92,505         9,514       (5,403)           -           906    1,360,263     (127,757)    1,232,506
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
  Operating Income
    (Loss)                      (4,189)      77,932       48,312        90,384          (15)       3,272            (5)       7,887        2,810          (201)       5,403            -          (615)     230,975        1,015       231,990
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

OPERATIONS OF UNCONSOLIDATED
 SUBSIDIARIES:
  Income                             -            -            -             -            -            -             -            -            -             -            -            -           224          224            -           224
  Impairment of Invest.
    in Partnership                   -            -            -             -            -            -             -            -            -             -      (15,167)           -             -      (15,167)           -       (15,167)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                                     -            -            -             -            -            -             -            -            -             -      (15,167)           -           224      (14,943)           -       (14,943)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

OTHER INCOME:
  Unremitted Earnings/(Loss)
    of Subsidiaries             51,210            -            -             -            -            -             -            -            -             -            -            -             -       51,210      (51,210)            -
  Dividends from
    Subsidiaries                69,416            -            -             -            -            -             -            -            -             -            -            -             -       69,416      (69,416)            -
  Interest-Intercompany         96,680            7            -           759           18            -            14          355           11             -            -            -             -       97,844      (97,844)            -
  Other                            254        2,355        1,591           303            4          550             -          476        1,509             -            -            -           110        7,152         (135)        7,017
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                               217,560        2,362        1,591         1,062           22          550            14          831        1,520             -            -            -           110      225,622     (218,605)        7,017
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
  Income (Loss) Before
    Interest Charges
    and Minority
    Interest in
    Foreign
    Subsidiaries               213,371       80,294       49,903        91,446            7        3,822             9        8,718        4,330          (201)      (9,764)           -          (281)     441,654     (217,590)      224,064
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

INTEREST CHARGES:
  Interest on Long-Term
    Debt                        88,639            -            -             -            -            -             -            -        1,904             -            -            -             -       90,543            -        90,543
  Interest-Intercompany          1,163       23,636        9,356        54,776            -        2,739             -           76        5,678           106          314            -             -       97,844      (97,844)            -
  Other Interest                 5,887        7,154          755           738            -           10             -            -          462             -            -            -           313       15,319         (210)       15,109
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                                95,689       30,790       10,111        55,514            -        2,749             -           76        8,044           106          314            -           313      203,706      (98,054)      105,652
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

  Minority Interest in
    Foreign Subsidiaries             -            -            -             -            -            -             -            -         (730)            -            -            -             -         (730)           -          (730)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

  Net Income (Loss)
    Available for
    Common Stock             $ 117,682     $ 49,504     $ 39,792      $ 35,932          $ 7      $ 1,073           $ 9      $ 8,642     $ (4,444)       $ (307)   $ (10,078)         $ -        $ (594)   $ 237,218   $ (119,536)    $ 117,682
                           ============  ===========  ===========  ============  ===========  ===========  ============  ===========  ===========   ===========  ===========  ===========   ===========  ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National                                         Basic Earnings Per Common Share
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002,                                         Net Income Available for Common Stock                                                                          $ 1.47
incorporated herein by reference.                                                                                                                                                                                                   ===========

                                                                                                                         Diluted Earnings Per Common Share
                                                                                                                         Net Income Available for Common Stock                                                                          $ 1.46
                                                                                                                                                                                                                                    ===========

                                                                                                                         Weighted Average Common Shares Outstanding
                                                                                                                         Used in Basic Calculation                                                                                  79,821,430
                                                                                                                                                                                                                                    ===========
                                                                                                                         Used in Diluted Calculation                                                                                80,534,453
                                                                                                                                                                                                                                    ===========

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                            CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                                (THOUSANDS OF DOLLARS)

                                                                                                                                       Horizon
                                          National     National      Seneca                    Highland    Data-Track     National      Energy                     Seneca      Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy        Forest       Account        Fuel      Development,   Upstate       Indep.     Indpendence    Horizon     Total Before Eliminations  Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,      Resources,    Services,    Resources,      Inc.        Energy,      Pipeline    Marketing,      Power,     Eliminations & Adjustments Company and
                             Company       Corp.        Corp.      (Consolidated)   Inc.         Inc.         Inc.          Inc.      (Consolidated)   Inc.       Company        Inc.          Inc.      & Adjustments Dr (Cr)      Subsidiaries
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

EARNINGS REINVESTED
IN THE BUSINESS

  Balance at Beginning
    of Year                  $ 513,488    $ 331,562    $ 227,528     $ (22,012)      $ (639)     $ 5,674         $ 268     $ (2,299)    $ (9,143)     $ (5,945)       $ 467          $ -         $ 715  $ 1,039,664   $ (526,176)    $ 513,488

  Net Income (Loss)
    Available for
    Common Stock               117,682       49,504       39,792        35,932            7        1,073             9        8,642       (4,444)         (307)     (10,078)           -          (594)     237,218     (119,536)      117,682

  Dividends on Common
    Stock (2002 - $1.025
    per share)                 (81,773)     (34,800)     (24,615)       (8,000)           -       (1,600)            -         (400)           -             -            -            -             -     (151,188)      69,415       (81,773)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

  Balance at End of Year     $ 549,397    $ 346,266    $ 242,705       $ 5,920       $ (632)     $ 5,147         $ 277      $ 5,943    $ (13,587)     $ (6,252)    $ (9,611)         $ -         $ 121  $ 1,125,694   $ (576,297)    $ 549,397
                           ============  ===========  ===========  ============  ===========  ===========  ============  ===========  ===========   ===========  ===========  ===========   ===========  ===========  ===========   ===========

        At September 30, 2002                                                                                                                    ANALYSIS OF INVESTMENTS IN ASSOCIATED COMPANIES AT SEPTEMBER 30, 2002

                                                                                                                                                      Par or                   Earnings                              Total Investment
Intercompany Eliminations:                                                                                                                         Stated Value              Reinvested in Unremitted   Accumulated   in Associated
                                                                                                                                                        of          Paid      the Business   Earnings      Other      Companies
                                                                                                                                                    Subsidiary       In           at          Since      Comprehensive    at
Earnings Reinvested in the Business:                                                                                                                  Stock       Capital     Acquisition   Acquisition    Income       Equity
                                                                                                                                                  -----------  -----------  -----------   -----------  -----------   -----------
  Unremitted Earnings of Subsidiaries                                                                                   Registrant:
    Since Acquisition                                     583,950                                                         Distribution
  Earnings Reinvested in the Business                                                                                     Corporation                  $ 59,170    $ 121,668      $ 4,636     $ 341,630          $ -    $ 527,104
    of Subsidiaries at Acquisition                          7,095                                                         Supply Corporation             25,345       35,833        2,453       240,252         (135)     303,748
  Consolidating Adjustment                                (14,748)                                                        Seneca Resources                  500      104,035            6         5,914      (38,274)      72,181
                                                      -----------

                                                        $ 576,297                                                         Leidy Hub                           4        1,365            -          (632)           -          737
                                                      ===========
                                                                                                                          Highland                            4        3,005            -         5,147            -        8,156
                                                                                                                          Data-Track                          1          499            -           277            -          777
Net Income Available for Common Stock:                                                                                    NFR                                10       33,490            -         5,943         (806)      38,637
  Subsidiaries-Dividends on                                                                                               Horizon                             5       38,246            -       (13,587)       4,170       28,834
    Common Stock                                           69,415                                                         Upstate                             1        6,800            -        (6,252)        (316)         233
  Unremitted Earnings of Subsidiaries                      51,210                                                         Seneca Independence                 1            -            -        (9,611)           -       (9,610)
  Consolidating Adjustment                                 (1,089)                                                        Niagara Independence                1            -            -             -            -            1
                                                      -----------

                                                          119,536                                                         Horizon Power, Inc.                 1        5,020            -           121            -        5,142
                                                      ===========
                                                                                                                          Consolidating
                                                                                                                           Adjustment                        -            -            -        14,748         (972)      13,776
                                                                                                                                                    -----------  -----------  -----------   -----------  -----------  -----------
See Notes to Consolidated  Financial  Statements  included in Item 8 of National                                                                        85,043      349,961        7,095       583,950      (36,333)     989,716
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002,
incorporated herein by reference.                                                                                     Supply Corporation:
                                                                                                                         Seneca Resources                    -           61            -             -            -           61

                                                                                                                                                    -----------  -----------  -----------   -----------  -----------  -----------
                                                                                                                                                     $  85,043    $ 350,022    $   7,095     $ 583,950    $ (36,333)   $ 989,777
                                                                                                                                                    ===========  ===========  ============  ===========  ===========  ===========
                                       NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                         CONSOLIDATING STATEMENT OF CASH FLOWS
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                                 (THOUSANDS OF DOLLARS)

                                                                                                                                         Horizon
                                              National     National      Seneca                   Highland    Data-Track    National      Energy                    Seneca      Niagara
                                 National     Fuel Gas     Fuel Gas    Resources      Leidy        Forest      Account        Fuel      Development,  Upstate       Indep.     Indpendence   Horizon     Total Before Eliminations Consolidated
                                 Fuel Gas    Distribution   Supply     Corporation     Hub,      Resources,   Services,    Resources,      Inc.       Energy,      Pipeline    Marketing,    Power,      Eliminations & Adjustment Company and
                                 Company       Corp.        Corp.      (Consolidated)  Inc.         Inc.         Inc.         Inc.      (Consolidated)  Inc.       Company        Inc.        Inc.       & Adjustments Dr (Cr)     Subsidiaries
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------
OPERATING ACTIVITIES:

amp;
  for Common Stock               $ 117,682     $ 49,504     $ 39,792     $ 35,932          $ 7      $ 1,073          $ 9      $ 8,642     $ (4,444)      $ (307)   $ (10,078)         $ -      $ (594)   $ 237,218    $ (119,536)  $ 117,682
Adjustments to Reconcile Net
  Income to Net Cash Provided
  by Operating Activities:
    Unremitted (Earnings)/Loss of
     Subsidiaries                  (51,210)           -            -            -            -            -            -            -            -            -            -            -           -      (51,210)      51,210            -
    Depreciation, Depletion
     and Amortization                    2       37,412       23,626      104,375            -        2,996           36          161       11,977           46            -            -          34      180,665            3      180,668
    Deferred Income Taxes               49       32,903        8,393       24,234           (1)         (74)           3           70        2,068           (2)      (5,304)           -        (326)      62,013            -       62,013
    Impairment of Investment
     in Partnership                      -            -            -            -            -            -            -            -            -            -       15,167            -           -       15,167            -       15,167
    (Income) Loss from Unconsolidated
     Subsidiaries, Net of Cash
     Distributions                       -            -            -            -            -            -            -            -            -            -            -            -         361          361            -          361
    Minority Interest in Foreign
     Subsidiaries                        -            -            -            -            -            -            -            -          730            -            -            -           -          730            -          730
    Other                            1,598          632        2,701       (1,764)           -         (449)           -           27          942            -            -            -           -        3,687        6,155        9,842

Change in:
  Receivables and Unbilled
    Utility Revenue                     65       33,093        2,576        3,821            -          206            -        3,863       (1,820)      (1,012)           -            -          (6)      40,786            -       40,786
  Accounts Receivable-
    Intercompany                      (348)       4,736       (5,480)        (765)          (2)          33           29        3,039           35           32            -            -           -        1,309       (1,309)           -
  Gas Stored Underground
    and Material and Supplies            -        3,104         (186)         567            -        1,370            -        5,232          279       (2,364)           -            -           -        8,002          715        8,717
  Unrecovered Purchased Gas Costs        -       (8,318)           -            -            -            -            -            -            -            -            -            -           -       (8,318)           -       (8,318)
  Prepayments                           46           32         (992)        (707)           -         (133)           8           31          (18)           -            -            -          (4)      (1,737)           -       (1,737)
  Accounts Payable                      16       (9,517)       1,543      (28,459)           -        1,459          (53)        (704)       5,073       (1,000)           -            -         136      (31,506)       7,481      (24,025)
  Amounts Payable to Customers           -      (51,223)           -            -            -            -            -            -            -            -            -            -           -      (51,223)           -      (51,223)
  Accounts Payable-Intercompany       (670)      (1,481)      (6,131)        (749)           3        1,609         (215)         (35)      (1,555)      (4,662)         (21)           -          86      (13,821)      13,821            -
  Other Accruals and Current
    Liabilities                     (2,771)     (32,627)       3,657      (10,998)           5         (195)          (2)       6,017       (1,544)       1,703         (122)           -        (243)     (37,120)        (252)     (37,372)
  Other Assets                      (3,446)      14,131       11,329        1,983            -            -            -       18,075         (880)       1,171            -            -         584       42,947      (31,078)      11,869
  Other Liabilities                 11,025        6,609       (5,559)       2,308           (1)         220          (35)      (9,918)       1,120        2,639            -            -        (126)       8,282       12,108       20,390
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

  Net Cash Provided by
    (Used in) Operating
    Activities                    $ 72,038     $ 78,990     $ 75,269    $ 129,778         $ 11      $ 8,115       $ (220)    $ 34,500     $ 11,963     $ (3,756)      $ (358)         $ -       $ (98)   $ 406,232    $ (60,682)   $ 345,550
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

(Consolidating Statement of Cash Flows continues on pages 48 and 49.)

                                       NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                         CONSOLIDATING STATEMENT OF CASH FLOWS
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                                 (THOUSANDS OF DOLLARS)

                                                                                                                                         Horizon
                                              National     National      Seneca                   Highland    Data-Track    National      Energy                    Seneca      Niagara
                                 National     Fuel Gas     Fuel Gas    Resources      Leidy        Forest      Account        Fuel      Development,  Upstate       Indep.     Indpendence   Horizon     Total Before Eliminations Consolidated
                                 Fuel Gas    Distribution   Supply     Corporation     Hub,      Resources,   Services,    Resources,      Inc.       Energy,      Pipeline    Marketing,    Power,      Eliminations & Adjustment Company and
                                 Company       Corp.        Corp.      (Consolidated)  Inc.         Inc.         Inc.         Inc.      (Consolidated)  Inc.       Company        Inc.        Inc.       & Adjustments Dr (Cr)     Subsidiaries
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------   -----------
INVESTING ACTIVITIES:
Capital Expenditures                   $ -    $ (51,550)   $ (29,794)  $ (116,989)         $ -    $ (24,035)         $ -        $ (51)    $ (4,244)         $ -          $ -          $ -    $ (6,553)  $ (233,216)       $ 848   $ (232,368)
Investment in Partnerships               -            -            -            -            -            -            -            -            -            -         (536)           -           -         (536)           -         (536)
Change in Notes
  Receivable - Intercompany          1,500            -            -            -            -            -          100      (37,000)         600            -            -            -           -      (34,800)      34,800            -
Other                                    -          (41)         573       23,647            -        1,864            -            -        1,106          849            -            -           -       27,998         (918)      27,080
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

Net Cash Provided by (Used In)
  Investing  Activities              1,500      (51,591)     (29,221)     (93,342)           -      (22,171)         100      (37,051)      (2,538)         849         (536)           -      (6,553)    (240,554)      34,730     (205,824)
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

FINANCING ACTIVITIES:
Change in Notes Payable to
  Banks and Commercial Paper      (205,900)           -            -       (6,595)           -            -            -            -      (12,350)           -            -            -           -     (224,845)           -     (224,845)
Change in Notes
  Payable-Intercompany              50,300        5,900      (21,000)     (16,063)           -       15,600            -      (19,000)      10,700        2,800          900            -       6,300       36,437      (36,437)           -
Net Proceeds from Issuance of
  Long-Term Debt                   243,844            -            -            -            -            -            -            -            -            -            -            -           -      243,844            -      243,844
Reduction of Long-Term Debt        (97,700)        (353)        (136)           -            -            -            -            -       (6,023)           -            -            -           -     (104,212)           -     (104,212)
Proceeds from Issuance of
  Common Stock                      17,073            -            -            -            -            -            -            -            -            -            -            -           -       17,073       (6,158)      10,915
Dividends Paid on Common Stock     (80,974)     (34,800)     (24,616)      (8,000)           -       (1,600)           -         (400)           -            -            -            -           -     (150,390)      69,416      (80,974)
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

Net Cash Provided by (Used in)
  Financing Activities             (73,357)     (29,253)     (45,752)     (30,658)           -       14,000            -      (19,400)      (7,673)       2,800          900            -       6,300     (182,093)      26,821     (155,272)
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

Effect of Exchange Rates
   Cash                                  -            -            -         (697)           -            -            -            -        2,232            -            -            -           -        1,535            -        1,535
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

Net Increase (Decrease) in
  Cash and Temporary Cash
  Investments                          181       (1,854)         296        5,081           11          (56)        (120)     (21,951)       3,984         (107)           6            -        (351)     (14,880)         869      (14,011)

Cash and Temporary Cash
  Investments at Beginning
  of Year                               (4)       5,455          311          557           95          187          211       22,640        5,809          126           14            1         799       36,201           26       36,227
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

Cash and Temporary Cash
  Investments at End of Year         $ 177      $ 3,601        $ 607      $ 5,638        $ 106        $ 131         $ 91        $ 689      $ 9,793         $ 19         $ 20          $ 1       $ 448     $ 21,321        $ 895     $ 22,216
                                ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ==========   ==========   ==========  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                   CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                                (THOUSANDS OF DOLLARS)

                                                                                                                                       Horizon
                                          National     National      Seneca                    Highland    Data-Track     National      Energy                     Seneca      Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy        Forest       Account        Fuel      Development,   Upstate       Indep.     Indpendence    Horizon     Total Before Eliminations  Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,      Resources,    Services,    Resources,      Inc.        Energy,      Pipeline    Marketing,      Power,     Eliminations & Adjustments Company and
                             Company       Corp.        Corp.      (Consolidated)   Inc.         Inc.         Inc.          Inc.      (Consolidated)   Inc.       Company        Inc.          Inc.      & Adjustments Dr (Cr)      Subsidiaries
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Net Income (Loss) Available
  for Common Stock           $ 117,682     $ 49,504     $ 39,792      $ 35,932          $ 7      $ 1,073           $ 9      $ 8,642     $ (4,444)       $ (307)   $ (10,078)         $ -        $ (594)   $ 237,218   $ (119,536)    $ 117,682

Other Comprehensive Income
  (Loss), Before Tax:
  Min. Pension Liability Adj.  (52,977)           -            -             -            -            -             -            -            -             -            -            -             -      (52,977)           -       (52,977)
  Foreign Currency
    Translation Adjustment      24,278            -            -           195            -            -             -            -       24,083             -            -            -             -       48,556      (24,278)       24,278
  Unrealized Loss on
    Securities Available
    for Sale Arising During
    the Period                  (2,086)           -            -             -            -            -             -            -            -             -            -            -             -       (2,086)           -        (2,086)
  Unrealized Gain / (Loss) on
    Derivative Financial
    Instruments Arising During
    the Period                 (42,584)           -       (1,230)      (40,434)           -            -             -         (465)        (110)         (345)           -            -             -      (85,168)      42,584       (42,584)
  Reclassification Adjustment
    for Realized (Gain)/Loss on
    Derivative Financial Instruments
    in Net Income              (20,063)           -          (41)      (22,671)           -            -             -          633          602         1,414            -            -             -      (40,126)      20,063       (20,063)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Other Comprehensive Income
(Loss), Before Tax             (93,432)           -       (1,271)      (62,910)           -            -             -          168       24,575         1,069            -            -             -     (131,801)      38,369       (93,432)
  Income Tax Benefit Related
    to Min. Pension Liability  (18,542)           -            -             -            -            -             -            -            -             -            -            -             -      (18,542)           -       (18,542)
  Income Tax Expense/(Benefit) Related
    to Unrealized Gain/(Loss)
    on Securities Available
    for Sale Arising During
    the Period                    (730)           -            -             -            -            -             -            -            -             -            -            -             -         (730)           -          (730)
  Income Tax Expense/(Benefit) Related
    to Unrealized Gain/(Loss)
    on Derivative Financial
    Instruments Arising During
    the Period                 (17,341)           -         (476)      (16,477)           -            -             -         (189)         (34)         (165)           -            -             -      (34,682)      17,341       (17,341)
  Reclassification Adjustment for
    Income Tax (Expense)/Benefit on
    Derivative Financial
    Instru. in Net Income       (8,040)           -          (16)       (8,938)           -            -             -          248          187           479            -            -             -      (16,080)       8,040        (8,040)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Income Taxes - Net             (44,653)           -         (492)      (25,415)           -            -             -           59          153           314            -            -             -      (70,034)      25,381       (44,653)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Other Comprehensive Income/
  (Loss)                       (48,779)           -         (779)      (37,495)           -            -             -          109       24,422           755            -            -             -      (61,767)      12,988       (48,779)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Comprehensive Income (Loss)   $ 68,903     $ 49,504     $ 39,013      $ (1,563)         $ 7      $ 1,073           $ 9      $ 8,751     $ 19,978         $ 448    $ (10,078)         $ -        $ (594)   $ 175,451   $ (106,548)     $ 68,903
                           ============  ===========  ===========  ============  ===========  ===========  ============  ===========  ===========   ===========  ===========  ===========   ===========  ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                       SENECA RESOURCES CORPORATION
                                        CONSOLIDATING BALANCE SHEET
                                           AT SEPTEMBER 30, 2002
                                          (THOUSANDS OF DOLLARS)

                                      Seneca      National Fuel                                Consolidated
                                    Resources     Exploration    Total Before                   Seneca and
                                   Corporation    (Consolidated)  Eliminations   Eliminations  Subsidiaries
                                   -------------  ----------------------------------------------------------

ASSETS

PROPERTY, PLANT & EQUIPMENT         $ 1,401,936      $ 498,017    $ 1,899,953            $ -    $ 1,899,953
  Less: Accumulated  DD&A               556,374        239,820        796,194              -        796,194
                                   -------------  -------------  -------------  -------------  -------------

                                        845,562        258,197      1,103,759              -      1,103,759
                                   -------------  -------------  -------------  -------------  -------------
CURRENT ASSETS:
  Cash and Temporary Cash Investments     5,572             66          5,638              -          5,638
  Allowance for Uncollectible Accounts     (195)            (4)          (199)             -           (199)
  Notes Receivable - Intercompany        44,300              -         44,300              -         44,300
  Accounts Receivable                    21,909         12,490         34,399         (3,882)        30,517
  Accounts Receivable - Intercompany     43,447              -         43,447        (38,140)         5,307
  Materials and Supplies                    935          2,014          2,949              -          2,949
  Prepayments                             6,484            602          7,086              -          7,086
                                   -------------  -------------  -------------  -------------  -------------

                                        122,452         15,168        137,620        (42,022)        95,598
                                   -------------  -------------  -------------  -------------  -------------
OTHER ASSETS:
Investment in Associated Company         (8,662)             -         (8,662)         8,662              -
Deferred Charges                            331            166            497              -            497
Notes Receivable - Intercompany         212,152              -        212,152       (212,152)             -
Other Assets                                 61              -             61              -             61
                                   -------------  -------------  -------------  -------------  -------------
                                        203,882            166        204,048       (203,490)           558

                                   -------------  -------------  -------------  -------------  -------------
TOTAL ASSETS                        $ 1,171,896      $ 273,531    $ 1,445,427     $ (245,512)   $ 1,199,915
                                   =============  =============  =============  =============  =============

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
  Common Stock                              500              -            500              -            500
  Paid - in - Capital                   104,035        111,076        215,111       (111,076)       104,035
  Earnings Reinvested in the Business     5,920        (89,351)       (83,431)        89,351          5,920
                                   -------------  -------------  -------------  -------------  -------------
  Total Common Shareholder
    Equity Before Items of Other
    Comprehensive Income                110,455         21,725        132,180        (21,725)       110,455
  Accumulated Other
    Comprehensive Loss                  (38,275)       (30,387)       (68,662)        30,388        (38,274)
                                   -------------  -------------  -------------  -------------  -------------
Total Comprehensive Shareholders' Equity 72,180         (8,662)        63,518          8,663         72,181

Notes Payable-Intercompany              640,000        212,152        852,152       (212,152)       640,000
                                   -------------  -------------  -------------  -------------  -------------

Total Capitalization                    712,180        203,490        915,670       (203,489)       712,181
                                   -------------  -------------  -------------  -------------  -------------

CURRENT AND ACCRUED LIABILITIES:
  Notes Payable to Banks and
    Commercial Paper                          -          9,108          9,108              -          9,108
  Accounts Payable                       22,862         12,542         35,404         (3,883)        31,521
  Notes Payable - Intercompany          268,200              -        268,200              -        268,200
  Accounts Payable - Intercompany        18,606         38,140         56,746        (38,140)        18,606
  Dividends Payable - Intercompany        2,000              -          2,000              -          2,000
  Fair Value of Derivative Fin.Instru.   12,751         16,883         29,634              -         29,634
  Other Accruals and Current
    Liabilities                         (11,185)           586        (10,599)             -        (10,599)
                                   -------------  -------------  -------------  -------------  -------------

                                        313,234         77,259        390,493        (42,023)       348,470
                                   -------------  -------------  -------------  -------------  -------------
DEFERRED CREDITS:
  Accumulated Deferred Income Taxes     143,213         (7,249)       135,964              -        135,964
  Other Deferred Credits                  3,269             31          3,300              -          3,300
                                   -------------  -------------  -------------  -------------  -------------

                                        146,482         (7,218)       139,264              -        139,264
                                   -------------  -------------  -------------  -------------  -------------

TOTAL CAPITALIZATION & LIABILITIES  $ 1,171,896      $ 273,531    $ 1,445,427     $ (245,512)   $ 1,199,915
                                   =============  =============  =============  =============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

The consolidated financial statements shown on pages 52 through 56 for National Fuel Exploration represent the financial statements of Seneca
Resources' Canadian exploration and production activities. As disclosed in Item 1 of this form U5S, there are various sub-entities that exist between
Seneca Resources and National Fuel Exploration. These entities serve solely as holding companies for stock and intercompany debt. As these sub-
entities have no operations, the individual financial statements of those entities have not been presented.

                                       SENECA RESOURCES CORPORATION
                                     CONSOLIDATING STATEMENT OF INCOME
                               FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                          (THOUSANDS OF DOLLARS)

                                      Seneca      National Fuel                                Consolidated
                                    Resources     Exploration    Total Before                   Seneca and
                                   Corporation    (Consolidated)  Eliminations   Eliminations  Subsidiaries
                                   -------------  ----------------------------------------------------------

OPERATING REVENUE:                    $ 252,288       $ 75,942      $ 328,230            $ -      $ 328,230
                                   -------------  -------------  -------------  -------------  -------------

OPERATING EXPENSE:
  Purchased Gas                             645              -            645              -            645
  Operation and Maintenance              70,764         32,278        103,042              -        103,042
  Property, Franchise & Other Taxes       4,159          6,145         10,304              -         10,304
  Depreciation, Depletion and
    Amortization                         82,031         22,344        104,375              -        104,375
  Income Taxes                           18,832            648         19,480              -         19,480
                                   -------------  -------------  -------------  -------------  -------------

                                        176,431         61,415        237,846              -        237,846
                                   -------------  -------------  -------------  -------------  -------------

Operating Income (Loss)                  75,857         14,527         90,384              -         90,384
                                   -------------  -------------  -------------  -------------  -------------

OTHER INCOME:
  Unremitted Earnings/(Loss) of
    Subsidiary                            2,031              -          2,031         (2,031)             -
  Interest - Intercompany                12,965              -         12,965        (12,206)           759
  Other                                      79            224            303              -            303
                                   -------------  -------------  -------------  -------------  -------------

                                         15,075            224         15,299        (14,237)         1,062
                                   -------------  -------------  -------------  -------------  -------------

  Income (Loss) Before
    Interest Charges and
    Minority Interest in
    Foreign Subsidiary                   90,932         14,751        105,683        (14,237)        91,446
                                   -------------  -------------  -------------  -------------  -------------

INTEREST CHARGES:
  Interest - Intercompany                54,776         12,206         66,982        (12,206)        54,776
  Other Interest                            224            514            738              -            738
                                   -------------  -------------  -------------  -------------  -------------

                                         55,000         12,720         67,720        (12,206)        55,514
                                   -------------  -------------  -------------  -------------  -------------

  Net Income (Loss) Available
    for Common Stock                   $ 35,932        $ 2,031       $ 37,963       $ (2,031)      $ 35,932
                                  =============  =============  =============  =============  =============

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2002, incorporated herein by reference.

                                       SENECA RESOURCES CORPORATION.
                      CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                               FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                          (THOUSANDS OF DOLLARS)

                                      Seneca      National Fuel                                Consolidated
                                    Resources     Exploration    Total Before                   Seneca and
                                   Corporation    (Consolidated)  Eliminations   Eliminations  Subsidiaries
                                   -------------  ----------------------------------------------------------
EARNINGS REINVESTED IN THE BUSINESS

Balance at Beginning of Year          $ (22,012)     $ (91,382)    $ (113,394)      $ 91,382      $ (22,012)

Net Income (Loss) Available
for Common Stock                         35,932          2,031         37,963         (2,031)        35,932

Dividends on Common Stock                (8,000)             -         (8,000)             -         (8,000)
                                   -------------  -------------  -------------  -------------  -------------

Balance at End of Year                  $ 5,920      $ (89,351)     $ (83,431)      $ 89,351        $ 5,920
                                   =============  =============  =============  =============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                                                                                                                                    ===========  ===========  ===========   ===========  ===========  ===========
                                        SENECA RESOURCES CORPORATION
                                   CONSOLIDATING STATEMENT OF CASH FLOWS
                                FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                           (THOUSANDS OF DOLLARS)

                                         Seneca       National Fuel                             Consolidated
                                        Resources     Exploration   Total Before                 Seneca and
                                       Corporation    (Consolidated)Eliminations  Eliminations   Subsidiary
                                       ------------   ------------  ------------  ------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                         $ 35,932        $ 2,031      $ 37,963      $ (2,031)      $ 35,932
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
  Unremitted (Earnings)/Loss of Subsidiary  (2,031)             -        (2,031)        2,031              -
  Depreciation, Depletion &
    Amortization                            82,031         22,344       104,375             -        104,375
  Deferred Income Taxes                     24,761           (527)       24,234             -         24,234
  Other                                     (1,764)             -        (1,764)            -         (1,764)

Change in:
  Receivables and Unbilled Utility
    Revenue                                  3,466         (3,528)          (62)        3,883          3,821
  Accounts Receivable - Intercompany       (22,675)             -       (22,675)       21,910           (765)
  Materials and Supplies                       (96)           663           567             -            567
  Prepayments                                 (964)           257          (707)            -           (707)
  Accounts Payable                         (20,012)        (3,397)      (23,409)       (5,050)       (28,459)
  Accounts Payable - Intercompany             (749)        20,743        19,994       (20,743)          (749)
  Other Accruals and Current Liabilities   (11,837)           839       (10,998)            -        (10,998)
  Other Assets                               2,007            (24)        1,983             -          1,983
  Other Liabilities                           (136)         2,444         2,308             -          2,308
                                       ------------   ------------  ------------  ------------  -------------

Net Cash Provided by
Operating Activities                        87,933         41,845       129,778             -        129,778
                                       ------------   ------------  ------------  ------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital Expenditures                     (89,961)       (27,028)     (116,989)            -       (116,989)
  Change in Notes
    Receivable - Intercompany                7,831              -         7,831        (7,831)             -
  Other                                     23,617             30        23,647             -         23,647
                                       ------------   ------------  ------------  ------------  -------------

  Net Cash Used in Investing
    Activities                             (58,513)       (26,998)      (85,511)       (7,831)       (93,342)
                                       ------------   ------------  ------------  ------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in Notes Payable - Intercompany   (16,062)        (7,832)      (23,894)        7,831        (16,063)
  Change in Notes Payable to Banks and
    Commercial Paper                             -         (6,595)       (6,595)            -         (6,595)
  Dividends Paid on Common Stock            (8,000)             -        (8,000)            -         (8,000)
                                       ------------   ------------  ------------  ------------  -------------

  Net Cash Used in Financing
    Activities                             (24,062)       (14,427)      (38,489)        7,831        (30,658)
                                       ------------   ------------  ------------  ------------  -------------

  Effect of Exchange Rates on Cash               -           (697)         (697)            -           (697)
                                       ------------   ------------  ------------  ------------  -------------

  Net Increase (Decrease) in Cash
  and Temporary Cash Investments             5,358           (277)        5,081             -          5,081

  Cash and Temporary Cash Investments
  at Beginning of Period                       214            343           557             -            557
                                       ------------   ------------  ------------  ------------  -------------

  Cash and Temporary Cash Investments
  at End of Period                         $ 5,572           $ 66       $ 5,638           $ -        $ 5,638
                                       ============   ============  ============  ============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                       SENECA RESOURCES CORPORATION
                              CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                               FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                          (THOUSANDS OF DOLLARS)

                                      Seneca      National Fuel                                Consolidated
                                    Resources     Exploration    Total Before                   Seneca and
                                   Corporation    (Consolidated)  Eliminations   Eliminations  Subsidiaries
                                   -------------  ----------------------------------------------------------

Net Income (Loss) Available
  for Common Stock                     $ 35,932        $ 2,031       $ 37,963       $ (2,031)      $ 35,932
                                   -------------  -------------  -------------  -------------  -------------

Other Comprehensive Income
  (Loss), Before Tax:
  Foreign Currency
    Translation Adjustment                  195            195            390           (195)           195
  Unrealized Loss on Derivative
    Financial Instruments Arising
    During the Period                   (40,434)       (16,654)       (57,088)        16,654        (40,434)
  Reclassification Adjustment for Realized
    Gain on Derivative Financial
    Instruments in Net Income           (22,671)        (2,217)       (24,888)         2,217        (22,671)
                                   -------------  -------------  -------------  -------------  -------------
Other Comprehensive Loss,
  Before Tax                            (62,910)       (18,676)       (81,586)        18,676        (62,910)
  Income Tax Benefit Related to Unrealized
    Loss on Derivative Financial
    Instru. Arising During the Period   (16,477)        (7,574)       (24,051)         7,574        (16,477)
  Reclassification Adjustment for Income Tax
    Expense on Derivative Financial
    Instru. Realized In Net Income       (8,938)        (1,194)       (10,132)         1,194         (8,938)
                                   -------------  -------------  -------------  -------------  -------------

Income Taxes - Net                      (25,415)        (8,768)       (34,183)         8,768        (25,415)
                                   -------------  -------------  -------------  -------------  -------------

Other Comprehensive Loss                (37,495)        (9,908)       (47,403)         9,908        (37,495)
                                   -------------  -------------  -------------  -------------  -------------

Comprehensive Loss                     $ (1,563)      $ (7,877)      $ (9,440)       $ 7,877       $ (1,563)
                                   =============  =============  =============  =============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                 HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                            CONSOLIDATING BALANCE SHEET
                                               AT SEPTEMBER 30, 2002
                                               (THOUSANDS OF DOLLARS)

                                    Horizon       Horizon
                                    Energy         Energy        Sceptre                                 Consolidated
                                  Development,    Holdings        Power      Total Before                Horizon and
                                     Inc.       (Consolidated)   Company     Eliminations  Eliminations  Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------  ------------

ASSETS

PROPERTY, PLANT & EQUIPMENT               $ -      $ 330,741           $ -     $ 330,741           $ -     $ 330,741
  Less:  Accumulated DD&A                   -        123,550             -       123,550             -       123,550
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                            -        207,191             -       207,191             -       207,191
                                  ------------  -------------  ------------  ------------  ------------  ------------
CURRENT ASSETS:
  Cash and Temporary Cash Investments      22          9,760            11         9,793             -         9,793
  Notes Receivable - Intercompany         370              -             -           370          (170)          200
  Allowance for Uncollectible Accounts      -         (1,494)            -        (1,494)            -        (1,494)
  Accounts Receivable - Intercompany      993              -             -           993          (992)            1
  Accounts Receivable                       -          7,425            10         7,435             -         7,435
  Unbilled Uility Revenue                   -          6,124             -         6,124             -         6,124
  Materials and Supplies                    -          3,339             -         3,339             -         3,339
  Prepayments                               -             51             -            51             -            51
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                        1,385         25,205            21        26,611        (1,162)       25,449
                                  ------------  -------------  ------------  ------------  ------------  ------------
OTHER ASSETS:
  Investment in Associated Companies  146,468              -             -       146,468      (146,468)            -
  Goodwill                                  -          8,255             -         8,255             -         8,255
  Other                                     -            558             -           558             -           558
  Deferred Charges                         13              -             -            13             -            13
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                      146,481          8,813             -       155,294      (146,468)        8,826
                                  ------------  -------------  ------------  ------------  ------------  ------------

TOTAL ASSETS                        $ 147,866      $ 241,209          $ 21     $ 389,096    $ (147,630)    $ 241,466
                                  ============  =============  ============  ============  ============  ============

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
  Common Stock                            $ 5            $ 2      $ 11,524      $ 11,531     $ (11,526)          $ 5
  Paid - in - Capital                  38,246        116,756             -       155,002      (116,756)       38,246
  Capital Contribution from Horizon         -              -             -             -             -             -
  Earnings Reinvested in the Business (13,587)        20,949        (7,576)         (214)      (13,373)      (13,587)
  Accum. Other Comprehensive Income     4,170          4,813             -         8,983        (4,813)        4,170
                                  ------------  -------------  ------------  ------------  ------------  ------------

Total Common Stock Equity              28,834        142,520         3,948       175,302      (146,468)       28,834
                                  ------------  -------------  ------------  ------------  ------------  ------------
  Long-Term Debt, Net of Current
    Portion                                 -         21,178             -        21,178             -        21,178
  Notes Payable - Intercompany         90,000              -             -        90,000             -        90,000
                                  ------------  -------------  ------------  ------------  ------------  ------------

Total Capitalization                  118,834        163,698         3,948       286,480      (146,468)      140,012
                                  ------------  -------------  ------------  ------------  ------------  ------------
  Minority Interest in Foreign
    Subsidiaries                            -         28,785             -        28,785             -        28,785
                                  ------------  -------------  ------------  ------------  ------------  ------------

CURRENT AND ACCRUED LIABILITIES:
  Notes Payable - Intercompany         24,400            170             -        24,570          (170)       24,400
  Notes Payable to Banks                    -          2,278             -         2,278             -         2,278
  Current Portion of Long-Term Debt         -         10,564             -        10,564             -        10,564
  Accounts Payable                        113         18,483            15        18,611          (182)       18,429
  Accounts Payable - Intercompany       2,289            810             -         3,099          (810)        2,289
  Other Accruals and Current
    Liabilities                         2,027            791        (3,923)       (1,105)            -        (1,105)
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                       28,829         33,096        (3,908)       58,017        (1,162)       56,855
                                  ------------  -------------  ------------  ------------  ------------  ------------
DEFERRED CREDITS:
  Accumulated Deferred Income Taxes    (1,103)        15,197           (20)       14,074             -        14,074
  Other Deferred Credits                1,306            433             1         1,740             -         1,740
                                  ------------  -------------  ------------  ------------  ------------  ------------

                                          203         15,630           (19)       15,814             -        15,814
                                  ------------  -------------  ------------  ------------  ------------  ------------

TOTAL CAPITALIZATION & LIABILITIES  $ 147,866      $ 241,209          $ 21     $ 389,096    $ (147,630)    $ 241,466
                                  ============  =============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                 HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                         CONSOLIDATING STATEMENT OF INCOME
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                               (THOUSANDS OF DOLLARS)

                                    Horizon
                                    Energy      Horizon Energy   Sceptre                                 Consolidated
                                  Development,    Holdings        Power      Total Before  Eliminations  Horizon and
                                     Inc.       (Consolidated)   Company     Eliminations    (Dr) Cr     Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------  ------------

OPERATING REVENUE:                       $ 86       $ 95,229           $ -      $ 95,315           $ -      $ 95,315
                                  ------------  -------------  ------------  ------------  ------------  ------------

OPERATING EXPENSE:
Fuel Used in Heat and
  Electric Generation                       -         50,530             -        50,530             -        50,530
Operation and Maintenance               6,904         22,770             -        29,674             -        29,674
Property, Franchise & Other Taxes          15          2,339             -         2,354             -         2,354
Depreciation, Depletion and
  Amortization                              7         11,970             -        11,977             -        11,977
Income Taxes                           (4,116)         2,086             -        (2,030)            -        (2,030)
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                        2,810         89,695             -        92,505             -        92,505
                                  ------------  -------------  ------------  ------------  ------------  ------------
Operating Income (Loss)                (2,724)         5,534             -         2,810             -         2,810
                                  ------------  -------------  ------------  ------------  ------------  ------------

OTHER INCOME:
Unremitted Earnings of
  Subsidiaries                          3,905              -             -         3,905        (3,905)            -
Interest - Intercompany                    14              -             -            14            (3)           11
Other                                     500          1,009             -         1,509             -         1,509
                                  ------------  -------------  ------------  ------------  ------------  ------------

                                        4,419          1,009             -         5,428        (3,908)        1,520
                                  ------------  -------------  ------------  ------------  ------------  ------------

Income (Loss) Before
  Interest Charges and
  and Minority Interest in
  Foreign Subsidiaries                  1,695          6,543             -         8,238        (3,908)        4,330
                                  ------------  -------------  ------------  ------------  ------------  ------------

INTEREST CHARGES:
Interest on Long-Term Debt                  -          1,904             -         1,904             -         1,904
Interest-Intercompany                   5,678              4             -         5,682            (4)        5,678
Other Interest                            461              1             -           462             -           462
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                        6,139          1,909             -         8,048            (4)        8,044
                                  ------------  -------------  ------------  ------------  ------------  ------------
Minority Interest in
  Foreign Subsidiaries                      -           (730)            -          (730)            -          (730)
                                  ------------  -------------  ------------  ------------  ------------  ------------

Net Income (Loss) Available
  for Common Stock                   $ (4,444)       $ 3,904           $ -        $ (540)     $ (3,904)     $ (4,444)
                                  ============  =============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                 HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                           CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                               (THOUSANDS OF DOLLARS)

                                    Horizon
                                    Energy      Horizon Energy   Sceptre                                 Consolidated
EARNINGS REINVESTED               Development,    Holdings        Power      Total Before  Eliminations  Horizon and
IN THE BUSINESS                      Inc.       (Consolidated)   Company     Eliminations    (Dr) Cr     Subsidiaries

                                  ------------  -------------  ------------  ------------  ------------  ------------

Balance at Beginning of Year         $ (9,143)      $ 17,045      $ (7,576)        $ 326      $ (9,469)     $ (9,143)

Net Income (Loss) Available
for Common Stock                       (4,444)         3,904             -          (540)       (3,904)       (4,444)
                                  ------------  -------------  ------------  ------------  ------------  ------------

Balance at End of Year              $ (13,587)      $ 20,949      $ (7,576)       $ (214)    $ (13,373)    $ (13,587)
                                  ============  =============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                      CONSOLIDATING STATEMENT OF CASH FLOWS
                                   FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                              (THOUSANDS OF DOLLARS)

                                    Horizon
                                    Energy      Horizon Energy Sceptre      Total Before                Consolidated
                                  Development,   Holdings       Power       Eliminations  Eliminations  Horizon and
                                     Inc.       (Consolidated) Company      & Adjustments & Adjustments Subsidiaries
                                  ------------  -------------- --------     ------------- ------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                    $ (4,444)      $ 3,904          $ -        $ (540)     $ (3,904)     $ (4,444)
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
Unremitted Earnings of Subsidiaries    (3,905)            -            -        (3,905)        3,905             -
Depreciation, Depletion &
  Amortization                              7        11,970            -        11,977             -        11,977
Deferred Income Taxes                    (385)        2,453            -         2,068             -         2,068
Minority Interest in Foreign
  Subsidiaries                              -           730            -           730             -           730
Other                                       -           942            -           942             -           942

Change in:
  Accounts Receivable - Intercompany      126             -            -           126           (91)           35
  Receivables and Unbilled Utility
    Revenue                                 -        (1,820)           -        (1,820)            -        (1,820)
  Material and Supplies                     -           279            -           279             -           279
  Prepayments                               -           (18)           -           (18)            -           (18)
  Accounts Payable                        (13)        4,992            -         4,979            94         5,073
  Accounts Payable - Intercompany      (1,555)            4            -        (1,551)           (4)       (1,555)
  Other Accruals and Current
    Liabilities                        (1,769)          225            -        (1,544)            -        (1,544)
  Other Assets                             20          (900)           -          (880)            -          (880)
  Other Liabilities                       830           290            -         1,120             -         1,120
                                  ------------  ------------  -----------   -----------  ------------  ------------

Net Cash Provided by (Used in)
  Operations                          (11,088)       23,051            -        11,963             -        11,963
                                  ------------  ------------  -----------   -----------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                        -        (4,244)           -        (4,244)            -        (4,244)
Change in Notes Receivable-Intercompany   550             -            -           550            50           600
Other                                       -         1,106            -         1,106             -         1,106
                                  ------------  ------------  -----------   -----------  ------------  ------------
Net Cash Provided by (Used In)
  Investing  Activities                   550        (3,138)           -        (2,588)           50        (2,538)
                                  ------------  ------------  -----------   -----------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in Notes Payable to Banks            -       (12,350)           -       (12,350)            -       (12,350)
Change in Notes Payable - Intercompany 10,700            50            -        10,750           (50)       10,700
Return of Capital Contribution              -             -            -             -             -             -
Net Proceeds from Issuance of
  Long-Term Debt                            -             -            -             -             -             -
Reduction of Long-Term Debt                 -        (6,023)           -        (6,023)            -        (6,023)
                                  ------------  ------------  -----------   -----------  ------------  ------------

Net Cash Provided by (Used in)
  Financing Activities                 10,700       (18,323)           -        (7,623)          (50)       (7,673)
                                  ------------  ------------  -----------   -----------  ------------  ------------

Effect of Exchange Rates on Cash            -         2,232            -         2,232             -         2,232
                                  ------------  ------------  -----------   -----------  ------------  ------------

Net Increase (Decrease) in Cash
  and Temporary Cash Investments          162         3,822            -         3,984             -         3,984

Cash and Temporary Cash Investments
  of Beginning of Period                 (140)        5,938           11         5,809             -         5,809
                                  ------------  ------------  -----------   -----------  ------------  ------------

Cash and Temporary Cash
  Investments at End of Year             $ 22       $ 9,760         $ 11       $ 9,793           $ -       $ 9,793
                                  ============  ============  ===========   ===========  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                 HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                  CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                               (THOUSANDS OF DOLLARS)

                                    Horizon
                                    Energy      Horizon Energy   Sceptre     Total Before                Consolidated
                                  Development,    Holdings        Power      Eliminations  Eliminations  Horizon and
                                     Inc.       (Consolidated)   Company     & Adjustments   (Dr) Cr     Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------  ------------

Net Income (Loss) Available for
Common Stock                         $ (4,444)       $ 3,904           $ -        $ (540)     $ (3,904)     $ (4,444)
                                  ------------  -------------  ------------  ------------  ------------  ------------

Other Comprehensive Income (Loss):
  Foreign Currency Translation
    Adjustment                         24,083         24,083             -        48,166       (24,083)       24,083
  Unrealized Loss on
    Derivative Financial
    Instruments Arising During
    the Period                           (110)          (110)            -          (220)          110          (110)
  Reclassification Adjustment
    for Realized Loss on
    Derivative Financial Instruments
    in Net Income                         602            602             -         1,204          (602)          602
                                  ------------  -------------  ------------  ------------  ------------  ------------
Other Comprehensive Income,
  Before Tax                           24,575         24,575             -        49,150       (24,575)       24,575

  Income Tax Benefit Related
    to Unrealized Loss
    on Derivative Financial
    Instruments Arising During
    the Period                            (34)           (34)            -           (68)           34           (34)
  Reclassification Adjustment
    for Income Tax Benefit on
    Derivative Financial
    Instruments in Net Income             187            187             -           374          (187)          187
                                  ------------  -------------  ------------  ------------  ------------  ------------

Income Taxes - Net                        153            153             -           306          (153)          153
                                  ------------  -------------  ------------  ------------  ------------  ------------

Other Comprehensive Income             24,422         24,422             -        48,844       (24,422)       24,422
                                  ------------  -------------  ------------  ------------  ------------  ------------

Comprehensive Income                 $ 19,978       $ 28,326           $ -      $ 48,304     $ (28,326)     $ 19,978
                                  ============  =============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                       HORIZON ENERGY HOLDINGS
                                     CONSOLIDATING BALANCE SHEET
                                        AT SEPTEMBER 30, 2002
                                        (THOUSANDS OF DOLLARS)

                                                                                           Consolidated
                                    Horizon     Horizon Energy                               Horizon
                                    Energy      Development B V Total Before               Energy Holdings
                                   Holdings     (Consolidated)  Eliminations Eliminations  and Subsidiaries
                                  ------------  -------------   ------------ ------------  ----------------

ASSETS

PROPERTY, PLANT & EQUIPMENT               $ -      $ 330,741     $ 330,741           $ -     $ 330,741
Less:  Accumulated DD&A                     -        123,550       123,550             -       123,550
                                  ------------  -------------  ------------  ------------  ------------
                                            -        207,191       207,191             -       207,191
                                  ------------  -------------  ------------  ------------  ------------
CURRENT ASSETS:
  Cash and Temporary Cash Investments       -          9,760         9,760             -         9,760
  Allowance for Uncollectible Accounts      -         (1,494)       (1,494)            -        (1,494)
  Accounts Receivable                       -          7,425         7,425             -         7,425
  Unbilled Uility Revenue                   -          6,124         6,124             -         6,124
  Materials and Supplies                    -          3,339         3,339             -         3,339
  Prepayments                               -             51            51             -            51
                                  ------------  -------------  ------------  ------------  ------------
                                            -         25,205        25,205             -        25,205
                                  ------------  -------------  ------------  ------------  ------------
OTHER ASSETS:
  Investment in Associated Companies  142,520              -       142,520      (142,520)            -
  Goodwill                                  -          8,255         8,255             -         8,255
  Other Assets                              -            558           558             -           558
                                  ------------  -------------  ------------  ------------  ------------
                                      142,520          8,813       151,333      (142,520)        8,813
                                  ------------  -------------  ------------  ------------  ------------

TOTAL ASSETS                        $ 142,520      $ 241,209     $ 383,729    $ (142,520)    $ 241,209
                                  ============  =============  ============  ============  ============

CAPITALIZATION & LIABILITIES?

CAPITALIZATION:
  Common Stock                            $ 2           $ 29          $ 31         $ (29)          $ 2
  Paid - in - Capital                 116,756        111,621       228,377      (111,621)      116,756
  Earnings Reinvested in the Business  20,949         26,699        47,648       (26,699)       20,949
  Accum. Other Comprehensive Income     4,813          4,171         8,984        (4,171)        4,813
                                  ------------  -------------  ------------  ------------  ------------

Total Common Stock Equity             142,520        142,520       285,040      (142,520)      142,520
                                  ------------  -------------  ------------  ------------  ------------
  Long-Term Debt, Net of Current
    Portion                                 -         21,178        21,178             -        21,178
  Notes Payable - Intercompany              -              -             -             -             -
                                  ------------  -------------  ------------  ------------  ------------

Total Capitalization                  142,520        163,698       306,218      (142,520)      163,698
                                  ------------  -------------  ------------  ------------  ------------
  Minority Interest in Foreign
    Subsidiaries                            -         28,785        28,785             -        28,785
                                  ------------  -------------  ------------  ------------  ------------

CURRENT AND ACCRUED LIABILITIES:
  Notes Payable - Intercompany              -            170           170             -           170
  Notes Payable to Banks                    -          2,278         2,278             -         2,278
  Current Portion of Long-Term Debt         -         10,564        10,564             -        10,564
  Accounts Payable                          -         18,483        18,483             -        18,483
  Accounts Payable - Intercompany           -            810           810             -           810
  Other Accruals and Current
  Liabilities                               -            791           791             -           791
                                  ------------  -------------  ------------  ------------  ------------
                                            -         33,096        33,096             -        33,096
                                  ------------  -------------  ------------  ------------  ------------
DEFERRED CREDITS:
  Accumulated Deferred Income Taxes         -         15,197        15,197             -        15,197
  Other Deferred Credits                    -            433           433             -           433
                                  ------------  -------------  ------------  ------------  ------------

                                            -         15,630        15,630             -        15,630
                                  ------------  -------------  ------------  ------------  ------------

TOTAL CAPITALIZATION & LIABILITIES  $ 142,520      $ 241,209     $ 383,729    $ (142,520)    $ 241,209
                                  ============  =============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                       HORIZON ENERGY HOLDINGS
                                  CONSOLIDATING STATEMENT OF INCOME
                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                        (THOUSANDS OF DOLLARS)

                                                                                            Consolidated
                                    Horizon     Horizon Energy                             Horizon Energy
                                    Energy      Development B V Total Before Eliminations   Holdings and
                                   Holdings     (Consolidated)  Eliminations   (Dr) Cr      Subsidiaries
                                  ------------  -------------   ------------ ------------  ------------

OPERATING REVENUE:                        $ -       $ 95,229      $ 95,229           $ -      $ 95,229
                                  ------------  -------------  ------------  ------------  ------------

OPERATING EXPENSE:
Fuel Used in Heat and
  Electric Generation                       -         50,530        50,530             -        50,530
Operation and Maintenance                   -         22,770        22,770             -        22,770
Property, Franchise & Other Taxes           -          2,339         2,339             -         2,339
Depreciation, Depletion and
  Amortization                              -         11,970        11,970             -        11,970
Income Taxes                                -          2,086         2,086             -         2,086
                                  ------------  -------------  ------------  ------------  ------------
                                            -         89,695        89,695             -        89,695
                                  ------------  -------------  ------------  ------------  ------------
Operating Income (Loss)                     -          5,534         5,534             -         5,534
                                  ------------  -------------  ------------  ------------  ------------

OTHER INCOME:
Unremitted Earnings of
  Subsidiaries                          3,905              -         3,905        (3,905)            -
Interest - Intercompany                     -              -             -             -             -
Other                                       -          1,009         1,009             -         1,009
                                  ------------  -------------  ------------  ------------  ------------

                                        3,905          1,009         4,914        (3,905)        1,009
                                  ------------  -------------  ------------  ------------  ------------

Income (Loss) Before
  Interest Charges and
  and Minority Interest in
  Foreign Subsidiaries                  3,905          6,543        10,448        (3,905)        6,543
                                  ------------  -------------  ------------  ------------  ------------

INTEREST CHARGES:
Interest on Long-Term Debt                  -          1,904         1,904             -         1,904
Interest-Intercompany                       -              4             4             -             4
Other Interest                              -              1             1             -             1
                                  ------------  -------------  ------------  ------------  ------------
                                            -          1,909         1,909             -         1,909
                                  ------------  -------------  ------------  ------------  ------------
Minority Interest in
  Foreign Subsidiaries                      -           (730)         (730)            -          (730)
                                  ------------  -------------  ------------  ------------  ------------

Net Income (Loss) Available
  for Common Stock                    $ 3,905        $ 3,904       $ 7,809      $ (3,905)      $ 3,904
                                  ============  =============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                       HORIZON ENERGY HOLDINGS
                    CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                        (THOUSANDS OF DOLLARS)

                                                                                            Consolidated
                                    Horizon     Horizon Energy                             Horizon Energy
EARNINGS REINVESTED                 Energy      Development B V Total Before Eliminations   Holdings and
IN THE BUSINESS                    Holdings     (Consolidated)  Eliminations   (Dr) Cr      Subsidiaries
                                  ------------  -------------   ------------  -----------  ------------

Balance at Beginning of Year         $ 17,044       $ 22,795      $ 39,839     $ (22,794)     $ 17,045

Net Income (Loss) Available
for Common Stock                        3,905          3,904         7,809        (3,905)        3,904
                                  ------------  -------------  ------------  ------------  ------------

Balance at End of Year               $ 20,949       $ 26,699      $ 47,648     $ (26,699)     $ 20,949
                                  ============  =============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                   HORIZON ENERGY HOLDINGS
                            CONSOLIDATING STATEMENT OF CASH FLOWS
                         FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                    (THOUSANDS OF DOLLARS)

                                                                                        Consolidated
                                 Horizon    Horizon Energy  Total Before               Horizon Energy
                                  Energy    Development B V Eliminations                Holdings and
                                 Holdings  (Consolidated)   & Adjustments Eliminations  Subsidiaries
                                ----------- --------------- ------------- ------------ --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                         $ 3,905      $ 3,904      $ 7,809     $ (3,905)     $ 3,904
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
  Unremitted Earnings of Subsid.    (3,905)           -       (3,905)       3,905            -
  Depreciation, Depletion &
    Amortization                         -       11,970       11,970            -       11,970
  Deferred Income Taxes                  -        2,453        2,453            -        2,453
  Minority Interest in Foreign
    Subsidiaries                         -          730          730            -          730
  Other                                  -          942          942            -          942

Change in:
  Receivables and Unbilled Utility
    Revenue                              -       (1,820)      (1,820)           -       (1,820)
  Material and Supplies                  -          279          279            -          279
  Prepayments                            -          (18)         (18)           -          (18)
  Accounts Payable                       -        4,992        4,992            -        4,992
  Accounts Payable - Intercompany        -            4            4            -            4
  Other Accruals and Current
    Liabilities                          -          225          225            -          225
  Other Assets                           -         (900)        (900)           -         (900)
  Other Liabilities                      -          290          290            -          290
                                -----------  -----------  -----------  -----------  -----------

Net Cash Provided by
  Operations                             -       23,051       23,051            -       23,051
                                -----------  -----------  -----------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                     -       (4,244)      (4,244)           -       (4,244)
Other                                    -        1,106        1,106            -        1,106
                                -----------  -----------  -----------  -----------  -----------
Net Cash Used In
  Investing  Activities                  -       (3,138)      (3,138)           -       (3,138)
                                -----------  -----------  -----------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in Notes Payable to Banks         -      (12,350)     (12,350)           -      (12,350)
Change in Notes Payable - Intercompany   -           50           50            -           50
Reduction of Long-Term Debt              -       (6,023)      (6,023)           -       (6,023)
                                -----------  -----------  -----------  -----------  -----------

Net Cash Used in
  Financing Activities                   -      (18,323)     (18,323)           -      (18,323)
                                -----------  -----------  -----------  -----------  -----------

Effect of Exchange Rates on Cash         -        2,232        2,232            -        2,232
                                -----------  -----------  -----------  -----------  -----------

Net Increase in Cash
  and Temporary Cash Investments         -        3,822        3,822            -        3,822

Cash and Temporary Cash Investments
  of Beginning of Period                 -        5,938        5,938            -        5,938
                                -----------  -----------  -----------  -----------  -----------

Cash and Temporary Cash
  Investments at End of Year           $ -      $ 9,760      $ 9,760          $ -      $ 9,760
                                ===========  ===========  ===========  ===========  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                       HORIZON ENERGY HOLDINGS
                           CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                        (THOUSANDS OF DOLLARS)

                                                                                             Consolidated
                                    Horizon     Horizon Energy  Total Before                Horizon Energy
                                    Energy      Development B V Eliminations  Eliminations   Holdings and
                                   Holdings     (Consolidated)  & Adjustments   (Dr) Cr      Subsidiaries
                                  ------------  -------------   ------------  ------------  --------------

Net Income (Loss) Available for
Common Stock                          $ 3,905        $ 3,904       $ 7,809      $ (3,905)      $ 3,904
                                  ------------  -------------  ------------  ------------  ------------

Other Comprehensive Income (Loss):
  Foreign Currency Translation
    Adjustment                         24,083         24,083        48,166       (24,083)       24,083
  Unrealized Loss on
    Derivative Financial
    Instruments Arising During
    the Period                           (110)          (110)         (220)          110          (110)
  Reclassification Adjustment
    for Realized Loss on
    Derivative Financial Instruments
    in Net Income                         602            602         1,204          (602)          602
                                  ------------  -------------  ------------  ------------  ------------
Other Comprehensive Income (Loss),
  Before Tax                           24,575         24,575        49,150       (24,575)       24,575

  Income Tax Benefit Related
    to Unrealized Loss
    on Derivative Financial
    Instruments Arising During
    the Period                            (34)           (34)          (68)           34           (34)
  Reclassification Adjustment
    for Income Tax Benefit on
    Derivative Financial
    Instruments in Net Income             187            187           374          (187)          187
                                  ------------  -------------  ------------  ------------  ------------

Income Taxes - Net                        153            153           306          (153)          153
                                  ------------  -------------  ------------  ------------  ------------

Other Comprehensive Income             24,422         24,422        48,844       (24,422)       24,422
                                  ------------  -------------  ------------  ------------  ------------

Comprehensive Income                 $ 28,327       $ 28,326      $ 56,653     $ (28,327)     $ 28,326
                                  ============  =============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                 HORIZON ENERGY DEVELOPMENT, B.V.
                                    CONSOLIDATING BALANCE SHEET
                                       AT SEPTEMBER 30, 2002
                                      (THOUSANDS OF DOLLARS)

                                          United
                                        Energy, a.s.                                                  Consolidated
                                           (UE)         Horizon Energy    Total Before                Horizon B.V.
                            Horizon B.V.(Consolidated) Development s.r.o. Eliminations  Eliminations and Subsidiaries
                            ----------  -------------- ------------------ ------------  ------------ ----------------

ASSETS

PROPERTY, PLANT & EQUIPMENT       $ -    $ 330,534          $ 207            $ 330,741           $ -   $ 330,741
Less:  Accumulated DD&A             -      123,367            183              123,550             -     123,550
                            ----------  -----------      ---------           ----------  ------------  ----------
                                    -      207,167             24              207,191             -     207,191
                            ----------  -----------      ---------           ----------  ------------  ----------
CURRENT ASSETS:
  Cash and Temp. Cash Invest.      62        7,560          2,138                9,760             -       9,760
  Notes Receivable-Intercompany    18            -              -                   18           (18)          -
  Allowance for Uncollect. Accounts -       (1,494)             -               (1,494)            -      (1,494)
  Accounts Receivable-Intercompany  -            -            134                  134          (134)          -
  Accounts Receivable               -        7,358             67                7,425             -       7,425
  Unbilled Uility Revenue           -        6,124              -                6,124             -       6,124
  Materials and Supplies            -        3,339              -                3,339             -       3,339
  Prepayments                       -           48              3                   51             -          51
                            ----------  -----------      ---------           ----------  ------------  ----------
                                   80       22,935          2,342               25,357          (152)     25,205
                            ----------  -----------      ---------           ----------  ------------  ----------
OTHER ASSETS:
  Invest. in Assoc. Companies 143,469            -              -              143,469      (143,469)          -
  Goodwill                          -        7,921            334                8,255             -       8,255
  Other Assets                    (40)         365            233                  558             -         558
                            ----------  -----------      ---------           ----------  ------------  ----------
                              143,429        8,286            567              152,282      (143,469)      8,813
                            ----------  -----------      ---------           ----------  ------------  ----------

TOTAL ASSETS                $ 143,509    $ 238,388        $ 2,933            $ 384,830    $ (143,621)  $ 241,209
                            ==========  ===========      =========           ==========  ============  ==========

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
  Common Stock                   $ 29     $ 59,770        $ 1,779            $  61,578     $ (61,549)       $ 29
  Paid - in - Capital         111,621       50,822              -              162,443       (50,822)    111,621
  Earn. Reinvest. in the Bus.  26,699       25,664            898               53,261       (26,562)     26,699
  Accum. Other Comp. Income     4,171        4,318            218                8,707        (4,536)      4,171
                            ----------  -----------      ---------           ----------  ------------  ----------
Total Common Stock Equity     142,520      140,574          2,895              285,989      (143,469)    142,520
                            ----------  -----------      ---------           ----------  ------------  ----------
  Long-Term Debt, Net of Current
    Portion                         -       21,178              -               21,178             -      21,178
                            ----------  -----------      ---------           ----------  ------------  ----------

Total Capitalization          142,520      161,752          2,895              307,167      (143,469)    163,698
                            ----------  -----------      ---------           ----------  ------------  ----------
  Minority Interest in Foreign
    Subsidiaries                  -       28,785              -               28,785             -      28,785
                            ----------  -----------      ---------           ----------  ------------  ----------

CURRENT AND ACCRUED LIABILITIES:
  Notes Payable - Intercompany    170            -              -                  170             -         170
  Notes Payable to Banks            -        2,278              -                2,278             -       2,278
  Current Portion of Long-Term Debt -       10,564              -               10,564             -      10,564
  Accounts Payable                  -       18,580             55               18,635          (152)     18,483
  Accounts Payable-Intercompany   810            -              -                  810             -         810
  Other Accruals and Current
    Liabilities                     9          799            (17)                 791             -         791
                            ----------  -----------      ---------           ----------  ------------  ----------
                                  989       32,221             38               33,248          (152)     33,096
                            ----------  -----------      ---------           ----------  ------------  ----------
DEFERRED CREDITS:
  Accum. Deferred Income Taxes      -       15,197              -               15,197             -      15,197
  Other Deferred Credits            -          433              -                  433             -         433
                            ----------  -----------      ---------           ----------  ------------  ----------

                                    -       15,630              -               15,630             -      15,630
                            ----------  -----------      ---------           ----------  ------------  ----------
TOTAL CAPITALIZATION
  & LIABILITIES             $ 143,509    $ 238,388        $ 2,933            $ 384,830    $ (143,621)  $ 241,209
                            ==========  ===========      =========           ==========  ============  ==========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                       HORIZON ENERGY DEVELOPMENT, B.V.
                                      CONSOLIDATING STATEMENT OF INCOME
                                 FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                            (THOUSANDS OF DOLLARS)

                                                                                                               Consolidated
                                             UE                  Horizon Energy    Total Before  Eliminations  Horizon B.V.
                            Horizon B.V.(Consolidated) Kromeriz Development s.r.o. Eliminations   (Dr) Cr     and Subsidiaries
                            ----------  -------------- -------- ------------------ ------------  ------------ ----------------

OPERATING REVENUE:                $ -     $ 94,630      $ 602       $ 998            $ 96,230    $ (1,001)      $ 95,229

                            ----------  -----------  ---------  ----------        ------------  ----------      ---------

OPERATING EXPENSE:
Fuel Used in Heat and
  Electric Generation               -       50,224        306           -              50,530           -         50,530
Operation and Maintenance          26       22,738        247         760              23,771      (1,001)        22,770
Property, Franchise & Other Taxes  20        2,220          1          98               2,339           -          2,339
Depreciation, Depletion and
  Amortization                      -       11,922         27          21              11,970           -         11,970
Income Taxes                        -        1,996          -          90               2,086           -          2,086
                            ----------  -----------  ---------  ----------        ------------  ----------      ---------
                                   46       89,100        581         969              90,696      (1,001)        89,695
                            ----------  -----------  ---------  ----------        ------------  ----------      ---------
Operating Income (Loss)           (46)       5,530         21          29               5,534           -          5,534
                            ----------  -----------  ---------  ----------        ------------  ----------      ---------

OTHER INCOME:
Unremitted Earnings of
  Subsidiaries                  4,190            -          -           -               4,190      (4,190)             -
Other                            (234)       1,141          3          99               1,009           -          1,009
                            ----------  -----------  ---------  ----------        ------------  ----------      ---------

                                3,956        1,141          3          99               5,199      (4,190)         1,009
                            ----------  -----------  ---------  ----------        ------------  ----------      ---------

Income (Loss) Before
  Interest Charges and
  and Minority Interest in
  Foreign Subsidiaries          3,910        6,671         24         128              10,733      (4,190)         6,543
                            ----------  -----------  ---------  ----------        ------------  ----------      ---------

INTEREST CHARGES:
Interest on Long-Term Debt          -        1,897          7           -               1,904           -          1,904
Interest-Intercompany               4            -          -           -                   4           -              4
Other Interest                      1            -          -           -                   1           -              1
                            ----------  -----------  ---------  ----------        ------------  ----------      ---------
                                    5        1,897          7           -               1,909           -          1,909
                            ----------  -----------  ---------  ----------        ------------  ----------      ---------
Minority Interest in
  Foreign Subsidiaries              -         (730)         -           -                (730)          -           (730)
                            ----------  -----------  ---------  ----------        ------------  ----------      ---------

Net Income (Loss) Available
  for Common Stock            $ 3,905      $ 4,044       $ 17       $ 128             $ 8,094    $ (4,190)       $ 3,904
                            ==========  ===========  =========  ==========        ============  ==========      =========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                             HORIZON ENERGY DEVELOPMENT, B.V.
                              CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                                  (THOUSANDS OF DOLLARS)

                                                                                                                            Consolidated
                                              UE           Power              Horizon Energy    Total Before  Eliminations  Horizon B.V.
                            Horizon B.V. (Consolidated) Development Kromeriz Development s.r.o. Eliminations    (Dr) Cr    and Subsidiaries
                            ------------ -------------- ----------- -------- ------------------ ------------  ------------ ----------------
EARNINGS REINVESTED
IN THE BUSINESS

Balance at Beginning of Year $ 22,794     $ 21,620       $ (258)   $ (1,642)        $ 770          $ 43,284   $ (20,489)      $ 22,795

Net Income (Loss) Available
  for Common Stock              3,905        4,044            -          17           128             8,094      (4,190)         3,904

Elim. of Power Development and
  Kromeriz Earn. Reinvest. in Business
  due to liquidation of Power Development
  and sale of Kromeriz              -            -          258       1,625             -             1,883      (1,883)             -

Dividends on Common
  Stock                             -            -            -           -             -                 -           -              -
                            ----------  -----------    ---------  ----------  ------------        ----------   ---------     ----------

Balance at End of Year       $ 26,699     $ 25,664          $ -         $ -         $ 898          $ 53,261   $ (26,562)      $ 26,699
                            ==========  ===========    =========  ==========  ============        ==========   =========      ==========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                             HORIZON ENERGY DEVELOPMENT, B.V.
                                           CONSOLIDATING STATEMENT OF CASH FLOWS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                                  (THOUSANDS OF DOLLARS)

                                                                                                                             Consolidated
                                               UE           Power               Horizon Energy    Total Before               Horizon B.V.
                              Horizon B.V.(Consolidated) Development Kromeriz  Development s.r.o. Eliminations Eliminations and Subsidiaries
                              ----------  -------------- ----------- --------  ------------------ ------------ ------------ ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                      $ 3,905     $ 4,044         $ -        $ 17       $ 128              $ 8,094    $ (4,190)        $ 3,904
Adjustments to Reconcile Net Income
   to Net Cash Provided by Operating
   Activities:
  Unremit. Earn. of Subs.        (4,190)          -           -           -           -               (4,190)      4,190               -
  Depreciation, Depletion &
   Amortization                       -      11,922           -          27          21               11,970           -          11,970
  Deferred Income Taxes               -       2,453           -           -           -                2,453           -           2,453
  Minority Interest in Foreign
   Subsidiaries                       -         730           -           -           -                  730           -             730
  Other                             233         686           -           -          23                  942           -             942

Change in:
  Accounts Receivable-Intercompany    -           -           -           -         (19)                 (19)         19               -
  Receivables and Unbilled Utility
   Revenue                            -      (1,498)          -        (359)         37               (1,820)          -          (1,820)
  Material and Supplies               -         279           -           -           -                  279           -             279
  Prepayments                         -         (17)          -          (1)          -                  (18)          -             (18)
  Accounts Payable                    -       4,293           -         403           3                4,699         293           4,992
  Accounts Payable - Intercompany     4           -           -           -           -                    4           -               4
  Other Accruals and Current
   Liabilities                        9         275           -          37         (96)                 225           -             225
  Other Assets                       (5)       (706)          -        (189)          -                 (900)          -            (900)
  Other Liabilities                   -         290           -           -           -                  290           -             290
                              ----------  ----------  ----------  ----------  ----------           ----------  ----------      ----------

Net Cash Provided by (Used in)
  Operations                        (44)     22,751           -         (65)         97               22,739         312          23,051
                              ----------  ----------  ----------  ----------  ----------           ----------  ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                  -      (4,240)          -           -          (4)              (4,244)          -          (4,244)
Change in Notes
  Receivable - Intercompany           -           -           -           -         148                  148        (148)              -
Other                                22       1,079           -          26          60                1,187         (81)          1,106
                              ----------  ----------  ----------  ----------  ----------           ----------  ----------      ----------
Net Cash Provided by (Used In)
  Investing  Activities              22      (3,161)          -          26         204               (2,909)       (229)         (3,138)
                              ----------  ----------  ----------  ----------  ----------           ----------  ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in Notes Payable to Banks      -     (12,350)          -           -           -              (12,350)          -         (12,350)
Change in Notes Payable-Intercompany 50           -           -         164           -                  214        (164)             50
Reduction of Long-Term Debt           -      (6,023)          -           -           -               (6,023)          -          (6,023)
                              ----------  ----------  ----------  ----------  ----------           ----------  ----------      ----------

Net Cash Provided by (Used in)
  Financing Activities               50     (18,373)          -         164           -              (18,159)       (164)        (18,323)
                              ----------  ----------  ----------  ----------  ----------           ----------  ----------      ----------

Effect of Exchange Rates on Cash      -       1,917           -         (52)        367                2,232           -           2,232
                              ----------  ----------  ----------  ----------  ----------           ----------  ----------      ----------

Net Increase in Cash
  and Temporary Cash Investments     28       3,134           -          73         668                3,903         (81)          3,822

Cash and Temporary Cash Investments
  of Beginning of Period             34       4,426           2           6       1,470                5,938           -           5,938
                              ----------  ----------  ----------  ----------  ----------           ----------  ----------      ----------

Cash and Temporary Cash
  Investments at End of Year       $ 62     $ 7,560         $ 2        $ 79     $ 2,138              $ 9,841       $ (81)        $ 9,760
                              ==========  ==========  ==========  ==========  ==========           ==========  ==========      ==========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                             HORIZON ENERGY DEVELOPMENT, B.V.
                                     CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                                  (THOUSANDS OF DOLLARS)

                                                                                                                            Consolidated
                                              UE           Power               Horizon Energy    Total Before Eliminations  Horizon B.V.
                            Horizon B.V. (Consolidated) Development Kromeriz  Development s.r.o. Eliminations   (Dr) Cr    and Subsidiaries
                            ----------   -------------- ----------- --------  ------------------ ------------ ------------ ----------------

Net Income (Loss) Available for
  Common Stock                $ 3,905      $ 4,044           $ -        $ 17         $ 128           $ 8,094   $ (4,190)    $ 3,904
                            ----------  -----------     ---------  ----------  ------------        ----------  ---------  ----------

Other Comprehensive Income (Loss) :
  Foreign Currency Translation
    Adjustment                 24,083       23,353           713         299           432            48,880    (24,797)     24,083
  Unrealized Loss on
    Derivative Financial
    Instruments Arising During
    the Period                   (110)        (110)            -           -             -              (220)       110        (110)
  Reclassification Adjustment
    for Realized Loss on
    Derivative Financial Instruments
    in Net Income                 602          602             -           -             -             1,204       (602)        602
                            ----------  -----------     ---------  ----------  ------------        ----------  ---------  ----------
Other Comprehensive Income (Loss),
  Before Tax                   24,575       23,845           713         299           432            49,864    (25,289)     24,575

  Income Tax Benefit Related
    to Unrealized Loss
    on Derivative Financial
    Instruments Arising During
   the Period                    (34)         (34)            -           -             -               (68)        34         (34)
  Reclassification Adjustment
    for Income Tax Benefit on
    Derivative Financial
    Instruments in Net Income     187          187             -           -             -               374       (187)        187
                            ----------  -----------     ---------  ----------  ------------        ----------  ---------  ----------
Income Taxes - Net                153          153             -           -             -               306       (153)        153
                            ----------  -----------     ---------  ----------  ------------        ----------  ---------  ----------

Other Comprehensive Income     24,422       23,692           713         299           432            49,558    (25,136)     24,422
                            ----------  -----------     ---------  ----------  ------------       ----------  ---------  ----------

Comprehensive Income         $ 28,327     $ 27,736         $ 713       $ 316         $ 560          $ 57,652   $(29,326)   $ 28,326
                            ==========  ===========     =========  ==========  ============        ==========  =========  ==========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                                UNITED ENERGY, a.s.
                                            CONSOLIDATING BALANCE SHEET
                                               AT SEPTEMBER 30, 2002
                                               (THOUSANDS OF DOLLARS)

                                                                                                         Consolidated
                                                  Teplarna                   Total Before                  UE and
                                      UE          Liberec         ENOP       Eliminations  Eliminations  Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------  ------------

ASSETS

PROPERTY, PLANT & EQUIPMENT         $ 311,127       $ 19,369          $ 38     $ 330,534           $ -     $ 330,534
Less:  Accumulated DD&A               116,710          6,642            15       123,367             -       123,367
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                      194,417         12,727            23       207,167             -       207,167
                                  ------------  -------------  ------------  ------------  ------------  ------------
CURRENT ASSETS:
  Cash and Temporary Cash Investments   4,519          2,645           396         7,560             -         7,560
  Notes Receivable - Intercompany           -              -             -             -             -             -
  Allowance for Uncollectible Accounts   (901)          (589)           (4)       (1,494)            -        (1,494)
  Accounts Receivable - Intercompany        -              -             -             -             -             -
  Accounts Receivable                   5,338          2,012             8         7,358             -         7,358
  Unbilled Uility Revenue               5,897            227             -         6,124             -         6,124
  Materials and Supplies                3,217            122             -         3,339             -         3,339
  Prepayments                              36             12             -            48             -            48
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                       18,106          4,429           400        22,935             -        22,935
                                  ------------  -------------  ------------  ------------  ------------  ------------
OTHER ASSETS:
  Investment in Assoc. Companies       10,726              -             -        10,726       (10,726)            -
  Goodwill                              8,763           (935)           93         7,921             -         7,921
  Other Assets                            355             10             -           365             -           365
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                       19,844           (925)           93        19,012       (10,726)        8,286
                                  ------------  -------------  ------------  ------------  ------------  ------------
TOTAL ASSETS                        $ 232,367       $ 16,231         $ 516     $ 249,114     $ (10,726)    $ 238,388
                                  ============  =============  ============  ============  ============  ============

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
  Common Stock                       $ 59,770       $ 17,004           $ 3      $ 76,777     $ (17,007)     $ 59,770
  Paid - in - Capital                  50,822         (5,723)          883        45,982         4,840        50,822
  Earnings Reinvested in the Business  25,664             54          (305)       25,413           251        25,664
  Accum. Other Comprehensive Income     4,318         (1,159)          (31)        3,128         1,190         4,318
                                  ------------  -------------  ------------  ------------  ------------  ------------
Total Common Stock Equity             140,574         10,176           550       151,300       (10,726)      140,574
                                  ------------  -------------  ------------  ------------  ------------  ------------
  Long-Term Debt, Net of Current
    Portion                            21,178              -             -        21,178             -        21,178
                                 ------------  -------------  ------------  ------------  ------------  ------------

Total Capitalization                  161,752         10,176           550       172,478       (10,726)      161,752
                                  ------------  -------------  ------------  ------------  ------------  ------------
  Minority Interest in Foreign
    Subsidiaries                       24,012          4,773             -        28,785             -        28,785
                                  ------------  -------------  ------------  ------------  ------------  ------------

CURRENT AND ACCRUED LIABILITIES:
  Notes Payable - Intercompany              -              -             -             -             -             -
  Notes Payable to Banks                2,278              -             -         2,278             -         2,278
  Current Portion of Long-Term Debt    10,564              -             -        10,564             -        10,564
  Accounts Payable                     17,309          1,192            68        18,569            11        18,580
  Accounts Payable - Intercompany          11              -             -            11           (11)            -
  Other Accruals and Current
    Liabilities                           823            (49)           25           799             -           799
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                       30,985          1,143            93        32,221             -        32,221
                                  ------------  -------------  ------------  ------------  ------------  ------------
DEFERRED CREDITS:
Accumulated Deferred Income Taxes      15,185            139          (127)       15,197             -        15,197
Other Deferred Credits                    433              -             -           433             -           433
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                       15,618            139          (127)       15,630             -        15,630
                                  ------------  -------------  ------------  ------------  ------------  ------------

TOTAL CAPITALIZATION & LIABILITIES  $ 232,367       $ 16,231         $ 516     $ 249,114     $ (10,726)    $ 238,388
                                  ============  =============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                                UNITED ENERGY, a.s.
                                         CONSOLIDATING STATEMENT OF INCOME
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                               (THOUSANDS OF DOLLARS)

                                                                                                         Consolidated
                                                  Teplarna                   Total Before  Eliminations    UE and
                                      UE          Liberec         ENOP       Eliminations    (Dr) Cr     Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------  ------------

OPERATING REVENUE:                   $ 79,711       $ 17,626           $ 2      $ 97,339      $ (2,709)     $ 94,630
                                  ------------  -------------  ------------  ------------  ------------  ------------

OPERATING EXPENSE:
Fuel Used in Heat and
  Electric Generation                  38,844         11,381            (1)       50,224             -        50,224
Operation and Maintenance              20,146          5,267            34        25,447        (2,709)       22,738
Property, Franchise & Other Taxes       1,861            359             -         2,220             -         2,220
Depreciation, Depletion and
  Amortization                         11,211          1,000          (289)       11,922             -        11,922
Income Taxes                            2,000            (66)           62         1,996             -         1,996
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                       74,062         17,941          (194)       91,809        (2,709)       89,100
                                  ------------  -------------  ------------  ------------  ------------  ------------
Operating Income (Loss)                 5,649           (315)          196         5,530             -         5,530
                                  ------------  -------------  ------------  ------------  ------------  ------------

OTHER INCOME:
Unremitted Earnings of
  Subsidiaries                            123              -             -           123          (123)            -
Other                                     967            148            26         1,141             -         1,141
                                  ------------  -------------  ------------  ------------  ------------  ------------

                                        1,090            148            26         1,264          (123)        1,141
                                  ------------  -------------  ------------  ------------  ------------  ------------

Income (Loss) Before
  Interest Charges and
  and Minority Interest in
  Foreign Subsidiaries                  6,739           (167)          222         6,794          (123)        6,671
                                  ------------  -------------  ------------  ------------  ------------  ------------

INTEREST CHARGES:
Interest on Long-Term Debt              1,897              -             -         1,897             -         1,897
Interest-Intercompany                       -              -             -             -             -             -
Other Interest                              -              -             -             -             -             -
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                        1,897              -             -         1,897             -         1,897
                                  ------------  -------------  ------------  ------------  ------------  ------------
Minority Interest in
  Foreign Subsidiaries                   (798)            68             -          (730)            -          (730)
                                  ------------  -------------  ------------  ------------  ------------  ------------

Net Income (Loss) Available
  for Common Stock                    $ 4,044          $ (99)        $ 222       $ 4,167        $ (123)      $ 4,044
                                  ============  =============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                                UNITED ENERGY, a.s.
                           CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                               (THOUSANDS OF DOLLARS)

                                                                                                         Consolidated
                                                  Teplarna                   Total Before  Eliminations    UE and
                                      UE          Liberec         ENOP       Eliminations    (Dr) Cr     Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------  ------------
EARNINGS REIVESTED
IN THE BUSINESS

Balance at Beginning of Year         $ 21,620          $ 153        $ (527)     $ 21,246         $ 374      $ 21,620

Net Income (Loss) Available
for Common Stock                        4,044            (99)          222         4,167          (123)        4,044
                                  ------------  -------------  ------------  ------------  ------------  ------------

Balance at End of Year               $ 25,664           $ 54        $ (305)     $ 25,413         $ 251      $ 25,664
                                  ============  =============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                                UNITED ENERGY, a.s.
                                       CONSOLIDATING STATEMENT OF CASH FLOWS
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                               (THOUSANDS OF DOLLARS)

                                                                             Total Before                Consolidated
                                                  Teplarna                   Eliminations                  UE and
                                       UE          Liberec        ENOP       & Adjustments Eliminations  Subsidiaries
                                   ------------  ------------  ------------  ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                      $ 4,044         $ (99)        $ 222       $ 4,167        $ (123)      $ 4,044
Adjustments to Reconcile Net Income
   to Net Cash Provided by Operating
   Activities:
  Unremitted Earnings of Subsidiaries     (123)            -             -          (123)          123             -
  Depreciation, Depletion &
   Amortization                         11,211         1,000          (289)       11,922             -        11,922
  Deferred Income Taxes                  2,304            87            62         2,453             -         2,453
  Minority Interest in Foreign
   Subsidiaries                            798           (68)            -           730             -           730
  Other                                    738           (58)            6           686             -           686

Change in:
  Receivables and Unbilled Utility
   Revenue                              (1,715)          104           113        (1,498)            -        (1,498)
  Material and Supplies                    281            (2)            -           279             -           279
  Prepayments                              (14)           (3)            -           (17)            -           (17)
  Accounts Payable                       4,887          (581)           (9)        4,297            (4)        4,293
  Accounts Payable - Intercompany           (4)            -             -            (4)            4             -
  Other Accruals and Current
   Liabilities                              52           242           (19)          275             -           275
  Other Assets                            (539)         (134)          (33)         (706)            -          (706)
  Other Liabilities                        290             -             -           290             -           290
                                   ------------  ------------  ------------  ------------  ------------  ------------

Net Cash Provided by (Used in)
  Operations                            22,210           488            53        22,751             -        22,751
                                   ------------  ------------  ------------  ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                    (3,325)         (915)            -        (4,240)            -        (4,240)
Other                                    1,016            22            41         1,079             -         1,079
                                   ------------  ------------  ------------  ------------  ------------  ------------
Net Cash Provided by (Used In)
  Investing  Activities                 (2,309)         (893)           41        (3,161)            -        (3,161)
                                   ------------  ------------  ------------  ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in Notes Payable to Banks       (12,350)            -             -       (12,350)            -       (12,350)
Reduction of Long-Term Debt             (6,023)            -             -        (6,023)            -        (6,023)
                                   ------------  ------------  ------------  ------------  ------------  ------------

Net Cash Used in
  Financing Activities                 (18,373)            -             -       (18,373)            -       (18,373)
                                   ------------  ------------  ------------  ------------  ------------  ------------

Effect of Exchange Rates on Cash         1,104           745            68         1,917             -         1,917
                                   ------------  ------------  ------------  ------------  ------------  ------------

Net Increase  in Cash
  and Temporary Cash Investments         2,632           340           162         3,134             -         3,134

Cash and Temporary Cash Investments
  of Beginning of Period                 1,887         2,305           234         4,426             -         4,426
                                   ------------  ------------  ------------  ------------  ------------  ------------

Cash and Temporary Cash
  Investments at End of Year           $ 4,519       $ 2,645         $ 396       $ 7,560           $ -       $ 7,560
                                   ============  ============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.

                                                UNITED ENERGY, a.s.
                                  CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002
                                               (THOUSANDS OF DOLLARS)

                                                                                                         Consolidated
                                                  Teplarna                   Total Before  Eliminations    UE and
                                      UE          Liberec         ENOP       Eliminations    (Dr) Cr     Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------  ------------

Net Income (Loss) Available for
  Common Stock                        $ 4,044          $ (99)        $ 222       $ 4,167        $ (123)      $ 4,044
                                  ------------  -------------  ------------  ------------  ------------  ------------

Other Comprehensive Income (Loss):
  Foreign Currency Translation
    Adjustment                         23,354          2,088            85        25,527        (2,174)       23,353
  Unrealized Loss on
    Derivative Financial
    Instruments Arising During
    the Period                           (110)             -             -          (110)            -          (110)
  Reclassification Adjustment
    for Realized Loss on
    Derivative Financial Instruments
    in Net Income                         602              -             -           602             -           602
                                  ------------  -------------  ------------  ------------  ------------  ------------
Other Comprehensive Income (Loss),
  Before Tax                           23,846          2,088            85        26,019        (2,174)       23,845

  Income Tax Benefit Related
    to Unrealized Loss
    on Derivative Financial
    Instruments Arising During
    the Period                            (34)             -             -           (34)            -           (34)
  Reclassification Adjustment
    for Income Tax Benefit on
    Derivative Financial
    Instruments in Net Income             187              -             -           187             -           187
                                  ------------  -------------  ------------  ------------  ------------  ------------
Income Taxes - Net                        153              -             -           153             -           153
                                  ------------  -------------  ------------  ------------  ------------  ------------

Other Comprehensive Income             23,693          2,088            85        25,866        (2,174)       23,692
                                  ------------  -------------  ------------  ------------  ------------  ------------

Comprehensive Income                 $ 27,737        $ 1,989         $ 307      $ 30,033      $ (2,297)     $ 27,736
                                  ============  =============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2002, incorporated herein by reference.
EXHIBITS
   A.   *(1)      Annual Report on Form 10-K for fiscal year ended September 30, 2002 filed December 16, 2002 (File No. 1-3880).

         (2)      National Fuel Gas Company 2002 Annual Report to Shareholders (paper copy submitted under cover of
                  Form SE).

        *(3)      National Fuel Gas Company Proxy Statement, dated and filed January 10, 2003 (File No. 1-03880).

   B.    Articles of Incorporation, By-Laws and Partnership Agreements.

         (1)      National Fuel Gas Company

                    *i    Restated Certificate of Incorporation of National Fuel Gas Company, dated September 21, 1998
                          (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880).

                    ii    National Fuel Gas Company By-Laws as amended on December 12, 2002, designated as Exhibit ex99-1 for EDGAR purposes.

         (2)      National Fuel Gas Distribution Corporation

                    *i    By-Laws, as amended March 11, 1998.  (Exhibit (2)i, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                   *ii    Restated Certificate of Incorporation of National Fuel Gas Distribution Corporation, dated
                          May 9, 1988 (Exhibit B-1 in File No. 70-7478).

         (3)      National Fuel Gas Supply Corporation

                    *i    By-Laws, as amended (Exhibit (3)i, Form U5S for fiscal year ended September 30, 1989).

                   *ii    Articles of Incorporation of United Natural Gas Company, dated February 1, 1886 (Exhibit
                          (3)ii, Form U5S for fiscal year ended September 30, 1984).

                  *iii    Certificate of Merger and Consolidation dated January 2, 1951 (Exhibit (3)iii, Form U5S for fiscal year ended September 30, 1984).

                   *iv    Joint Agreement and Plan of Merger, dated June 18, 1974 (Exhibit (3)iv, Form U5S for fiscal year ended September 30, 1987).

                    *v    Certificate of Merger and Plan of Merger of Penn-York Energy Corporation and National Fuel
                          Gas Supply Corporation dated April 1, 1994 (Exhibit (3)v, designated as Exhibit EX-99-3 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (4)      Leidy Hub, Inc. (formerly Enerop Corporation)

                    *i    By-Laws (Exhibit A-15, File No. 70-7478).

                   *ii    Restated Certificate of Incorporation of Enerop Corporation dated October 15, 1993.  (Exhibit
                          (4)ii, designated as Exhibit Ex-99-2 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1999).

                  *iii    Action by Board of Directors to amend the By-Laws dated October 10, 1993 (Exhibit (4)iii, designated as Exhibit EX-3 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                          1993).

         (5)      Seneca Resources Corporation

                    *i    By-Laws, as amended (Exhibit (5)i, Form U5S for fiscal year ended September 30, 1989).

                   *ii    Articles of Incorporation of Mars Natural Gas Company dated March 29, 1913 (Exhibit (5)ii,
                          Form U5S for fiscal year ended September 30, 1984).

                  *iii    Secretary's Certificate dated January 4, 1918 (Exhibit (5)iii, Form U5S for fiscal year ended
                          September 30, 1984).

                   *iv    Articles of Amendment, dated March 30, 1955 (Exhibit (5)iv, Form U5S for fiscal year ended
                          September 30, 1984).

                    *v    Certificate of Amendment changing name of the Mars Company to Seneca Resources Corporation,
                          January 29, 1976 (Exhibit (5)v, Form U5S for fiscal year ended September 30, 1984).

                   *vi    Certificate of Merger and Plan of Merger of Seneca Resources Corporation and Empire
                          Exploration, Inc. dated April 29, 1994 (Exhibit (5)vi, designated as Exhibit EX-99-2 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).

                  *vii    Articles of Merger and Plan of Merger of HarCor Energy, Inc. with and into Seneca Resources
                          Corporation, filed August 31, 1999.  (Exhibit (5)vii, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                 *viii    Certificate of Ownership and Merger merging HarCor Energy, Inc. into Seneca Resources Corporation filed August 31, 1999.  (Exhibit (5)viii, designated as Exhibit EX-99-4 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 1999.)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (6)      Empire Exploration Company

                    *i    Certificate of Limited Partnership, dated November 28, 1983.  (Designated as Exhibit ex99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Limited Partnership Agreement, dated November 28, 1983, between Empire  Exploration, Inc.
                          (now Seneca Resources Corporation) as general partner and Herman P. Loonsk as limited partner
                          (Exhibit (8), Form U5S for fiscal year ended September 30, 1984).

         (7)      Empire 1983 Drilling Program

                    *i    Certificate of Limited Partnership, dated November 28, 1983.  (Designated as Exhibit ex99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Amendment of Certificate of Limited Partnership, dated December 21, 1983.  (Designated as
                          Exhibit ex99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                  *iii    Limited Partnership Agreement, dated November 28, 1983, among Empire Exploration, Inc. (now
                          Seneca Resources Corporation) as general partner and those parties collectively called limited partners (Exhibit (9), Form U5S for fiscal year ended September 30, 1984).

         (8)      Empire 1983 Joint Venture

                    *i    Business Certificate for Partners, dated December 6, 1983.  (Designated as Exhibit ex99-4 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Joint Venture Agreement, dated December 6, 1983, between Empire Exploration, Inc. (now Seneca
                          Resources Corporation) and Empire 1983 Drilling Program (Exhibit (10), Form U5S for fiscal year ended September 30, 1984).

          (9)     Highland Forest Resources, Inc. (formerly Highland Land & Minerals, Inc.)

                    *i    Certificate of Incorporation, dated August 19, 1982 (Exhibit (11)i, Form U5S for fiscal year ended September 30, 1985).

                   *ii    By-Laws (Exhibit (11) ii, Form U5S for fiscal year ended September 30, 1987).

                  *iii    Articles of Merger and Plan of Merger of Utility Constructors, Inc. into Highland Land & Minerals,
                          Inc. filed October 1, 1999.  (Exhibit (9)iii, designated as Exhibit EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                   *iv    Articles of Amendment of the Articles of the Corporation, dated June 8, 2000.  (Exhibit (9)iv, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2000.)

         (10)     Data-Track Account Services, Inc.

                    *i    Restated Articles of Incorporation, dated March 2, 1984 (Exhibit A-1, File No. 70-7512).

                   *ii    By-Laws (Exhibit A-2, File No. 70-7512).

         (11)     National Fuel Resources, Inc.

                    *i    Articles of Incorporation, dated January 9, 1991 (Exhibit (14)i, designated as Exhibit
                          EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992).

                   *ii    By-Laws (Exhibit (14)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992).

         (12)     Horizon Power, Inc. (formerly NFR Power, Inc.)

                    *i    Certificate of Incorporation, dated December 13, 1995.  (Exhibit (13)i, designated as Exhibit EX-3-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                   *ii    By-Laws.  (Exhibit (13)ii, designated as Exhibit EX-3-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                  *iii    Certificate of Amendment of the Certificate of Incorporation of NFR Power, Inc., dated June
                          20, 2001.  (Designated as Exhibit ex99-5 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2001).

         (13)     Seneca Energy II, LLC

                    *i    Articles of Organization, dated February 23, 2000.  (Designated as Exhibit ex99-6 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Amended and Restated Operating Agreement, dated March 1, 2000 (Confidential Treatment Requested)

         (14)     Model City Energy, LLC

                    *i    Articles of Organization, dated February 11, 2000.  (Designated as Exhibit ex99-7 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Operating Agreement, dated March 1, 2000 (Confidential Treatment Requested)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (15)     Energy Systems North East, LLC

                    *i    Certificate of Formation, dated September 26, 2000.  (Designated as Exhibit ex99-8 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Limited Liability Company Agreement, dated September 26, 2000 (Confidential Treatment Requested).

         (16)     Horizon Energy Development, Inc.

                    *i    Certificate of Incorporation (Exhibit (13)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

                   *ii    By-Laws (Exhibit (13)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

         (17)     Horizon Energy Holdings, Inc.

                    *i    Certificate of Incorporation, dated April 1, 1998.  (Exhibit (14)i designated as Exhibit
                          EX99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                   *ii    By-Laws.  (Exhibit (14)ii, designated as Exhibit EX99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

         (18)     Horizon Energy Development B.V. (formerly Beheeren-Beleggingmaatschappij Bruwabel B.V.)

                    *i    Articles of Incorporation (Exhibit (14), designated as Exhibit EX-99-2 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 1996).

                   *ii    Notarial Record, dated December 4, 2001 (Exhibit (18)ii,   designated as Exhibit ex99-9 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

         (19)     Horizon Energy Development, s.r.o. (formerly Power International, s.r.o.)

                    *i    Founding Notarial Deed, dated May 8, 1991 (Exhibit (15)i, designated as Exhibit EX-99-9 for
                          EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                   *ii    Notarial Deed, dated December 2, 1993 (Exhibit (15)ii, designated as Exhibit EX-99-10 for
                          EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                  *iii    Notarial Deed, dated June 28, 1996 (Exhibit (15)iii, designated as Exhibit EX-99-11 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                   *iv    Notarial Deed, dated November 27, 1996 (Exhibit (15)iv, designated as Exhibit EX-99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                     v    Notarial Deed, dated April 24, 2002 that adopted new Founder's Deed, dated April 24, 2002.
                          Designated as Exhibit ex99-2 for EDGAR purposes.

         (20)     Teplarna Liberec, a.s.

                    *i    Founding Contract, dated November 11, 1994 (Exhibit (21)i, designated as Exhibit EX99-12 for
                          EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

                   *ii    Notarial Record, dated November 11, 1994 (Exhibit (21)ii, designated as Exhibit EX99-13 for
                          EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

                  *iii    Articles of Association, dated June 21, 2001 (Exhibit (22)iii, designated as Exhibit ex99-11 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

         (21)     Teplo Branany, s.r.o.

                    *i    Partnership Agreement, dated November 18, 1997.  (Exhibit (28)i, designated as Exhibit 99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

         (22)     Lounske tepelne hospodarstvi, s.r.o.

                    *i    Notarial Records, dated November 12, 1998, January 6, 1999 and December 2, 1999.  Designated
                          as Exhibit EX-99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.

                    ii    Founders Deed, dated November 15, 1994, as amended on December 13, 2001.  Designated as Exhibit ex99-3 for EDGAR purposes.

         (23)     ENOP, s.r.o.

                     i    Founders Deed, dated December 19, 1995, as amended On December 13, 2001.  Designated as Exhibit ex99-4 for
                          EDGAR purposes.

         (24)     United Energy, a.s.

                    *i    Notarial Record from Prvni severozapadni teplarenska, a.s., dated September 28, 1998.
                          (Exhibit (28) i, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                   *ii    Notarial Record from Severoceske Teplarny, a.s. dated September 28, 1998.  (Exhibit (28) ii, designated as Exhibit EX-99-4 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2000.)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                  *iii    Court Resolution, dated December 9, 1999.  (Exhibit (28) iii, designated as Exhibit EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                   *iv    Court Resolution, dated July 13, 2000.  (Exhibit (28) iv, designated as Exhibit EX-99-6 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                     v    Articles of Association, dated April 28, 1992, as amended on June 28, 2001 as amended on June
                          27, 2002.  Designated as Exhibit ex99-5 for EDGAR purposes.

         (25)     Upstate Energy Inc. (formerly Niagara Energy Trading Inc.)

                    *i    Restated Certificate of Incorporation of Niagara Energy Trading Inc., dated May 19, 1998.
                          (Exhibit (32)i, designated as Exhibit EX99-9 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                   *ii    By-Laws as amended August 24, 1999.  (Exhibit (32)ii, designated as Exhibit EX-99-7 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

         (26)     Roystone Gas Processing Plant Partnership

                    *i    Facility Construction, Ownership and Operating Agreement, dated November 1, 1994.  (Exhibit (33)i, designated as Exhibit EX-99-8 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 1999.)

                    ii    Ratification and Joinder Agreement, dated September 1, 2002, designated as Exhibit EX-99-6 for EDGAR purposes.

         (27)     Niagara Independence Marketing Company

                    *i    Certificate of Incorporation, dated September 17, 1997 (Exhibit (27)i, designated as Exhibit
                          EX99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

                    ii    By-Laws as amended January 2, 2002.  Designated as Exhibit ex99-7 for EDGAR purposes.

                  *iii    Marketing Partnership Agreement among Coastal Gas Marketing DirectLink Corp., MGS Marketing
                          Corp., Niagara Independence Marketing Company and Williams Independence Marketing Company
                          (Exhibit (27)iii, designated as Exhibit EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (28)     Seneca Independence Pipeline Company

                    *i    Certificate of Incorporation of Empire Oklahoma, Inc., dated April 16, 1996  (Exhibit (28)i, designated as Exhibit EX-99-6 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 1997).

                   *ii    Certificate of Amendment of Certificate of Incorporation of Empire Oklahoma, Inc., dated July
                          24, 1997  (Exhibit (28)ii, designated as Exhibit EX-99-7 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

                  *iii    By-Laws amended September 20, 1999.  (Exhibit (35)iii, designated as Exhibit EX-99-10 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

         (29)     National Fuel Exploration Corp.

                     i    Certificate of Amendment and Registration of Restated Articles dated 10/31/02.  Designated as
                          Exhibit ex99-8 for EDGAR purposes.

                    ii    Articles of Amendment dated 10/1/02.  Designated as Exhibit ex99-9 for EDGAR purposes.

                   iii    Certificate of Amendment and Registration of Restated Articles dated 8/2/02.  Designated as
                          Exhibit ex99-10 for EDGAR purposes.

                    iv    Articles of Amendment dated 8/2/02.  Designated as Exhibit ex99-11 for EDGAR purposes.

                     v    Certificate of Amendment and Registration of Restated Articles dated 7/30/02.  Designated as
                          Exhibit ex99-12 for EDGAR purposes.

                    vi    Articles of Amendment dated July 29, 2002.  Designated as Exhibit ex99-13 for EDGAR purposes.

                  *vii    Certificate of Amalgamation and Articles of Amalgamation, dated June 16, 2000.  (Exhibit
                          (33)i, designated as Exhibit EX-99-7 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2000.)

                 *viii    By-Laws No. 1, dated April 28, 2000.  (Exhibit (33)ii, designated as Exhibit EX-99-8 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

         (30)     Player Resources Ltd.

                     i    Certificate of Amendment and Registration of Restated Articles dated 8/2/02.  Designated as
                          Exhibit ex99-14 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                    ii    Articles of Amendment dated 8/2/02.  Designated as Exhibit ex99-15 for EDGAR purposes.

                   iii    Certificate of Amendment and Registration of Restated Articles dated 7/29/02.  Designated as
                          Exhibit ex99-16 for EDGAR purposes.

                    iv    Articles of Amendment dated 7/29/02.  Designated as Exhibit ex99-17 for EDGAR purposes.

                    *v    Certificate of Amalgamation and Articles of Amalgamation, dated September 28, 2001 (Exhibit
                          33(i), designated as Exhibit ex99-13 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2001).

                   *vi    By-Laws No. 1, dated January 28, 1998 (Exhibit 33 (ii), designated as Exhibit ex99-14 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

         (31)     Seneca Player Corp.

                     i    Certificate of Incorporation of JN Acquisition Corp. dated October 26, 1999.  Designated as
                          Exhibit ex99-18 for EDGAR purposes.

                    ii    Certificate of Amendment of Certificate of Incorporation of Seneca Player Corp. dated
                          December 19, 2001.  Designated as Exhibit ex-99-19 for EDGAR purposes.

         (32)     3062782 Nova Scotia Company

                     i    Certificate of Incorporation dated December 27, 2001.  Designated as Exhibit ex99-20 for EDGAR
                          purposes.

                    ii    Memorandum and Articles of Association of 306782 Nova Scotia Company dated December 27,
                          2001.  Designated as Exhibit ex99-21 for EDGAR purposes.

         (33)     3062783 Nova Scotia Company

                     i    Certificate of Incorporation dated December 27, 2001.  Designated as Exhibit ex-99-22 for EDGAR
                          purposes.

                    ii    Memorandum and Articles of Association of 3062783 Nova Scotia Company dated December 27,
                          2001.  Designated as Exhibit ex99-23 for EDGAR purposes.

         (34)     Seneca New Brunswick Limited Partnership

                     i    Declaration of Limited Partnership.  Designated as Exhibit ex99-24 for EDGAR purposes.

                    ii    Limited Partnership Agreement dated December 31, 2001, between 3062783 Nova Scotia Company and 3062782 Nova Scotia Company.  Designated as Exhibit ex99-25 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (35)     Horizon Energy Bulgaria Ltd.

                     i    Articles of Association of One-Man Limited Liability Company dated August 25, 2001, designated as Exhibit ex99-26 for EDGAR purposes.

C. Indentures

         *   Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving
             Trust Company) (Exhibit 2(b) in File No. 2-51796).

         *   Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(4) in File No.
             33-49401).

         *   Tenth Supplemental Indenture dated as of February 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a), Form 8-K dated
             February 14, 1992 in File No. 1-3880).

         *   Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated
             February 14, 1992 in File No. 1-3880).

         *   Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated
             June 18, 1992 in File No. 1-3880).

         *   Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(14) in File No.
             33-49401).

         *   Fourteenth Supplemental Indenture dated as of July 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880).

         *   Fifteenth Supplemental Indenture dated as of September 1, 1996 to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880).

         *   Indenture dated as of October 1, 1999 between the Company and the Bank of New York (Exhibit 4.1, Form 10-K
             for the fiscal year ended September 30, 1999 in File No. 1-3880).

         *   Officers Certificate Establishing Medium-Term Notes dated October 14, 1999 (Exhibit 4.2, Form 10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         *   Amended and Restated Rights Agreement dated as of April 30, 1999 between National Fuel Gas Company and
             HSBC Bank USA (Exhibit 10.2, Form 10-Q for the quarterly period ended March 31, 1999 in File No. 1-3880).

         *   Cerificate of Adjustment, dated September 7, 2001, to the Amended and Restated Rights Agreement dated as of April 30, 1999, between the Company and HSBC Bank USA (Exhibit 4, Form 8-K dated September 7, 2001 in
             File No 1-3880).

         *   Officers Certificate establishing 6.50% notes due 2022, dated September 18, 2002 (Exhibit 4, Form 8-K dated October 3, 2002 in File No. 1-3880).

   D.        Tax Allocation Agreement pursuant to Rule 45(c).  Designated as Exhibit ex99-27 for EDGAR purposes.

   E.      *(1)   Employee Relocation Manual filed pursuant to Rule 48(b) (Exhibit E(1), designated as Exhibit EX-99-9 for
                  EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

           *(2)   National Fuel Employee Computer Purchase Program filed pursuant to Rule 48(b).  (Exhibit E(2), designated as Exhibit EX99-15 for EDGAR purposes, Form U5S for fiscal year ended  September 30, 1998).

            (3)   Independence Pipeline Company Unaudited Financial Statements for the quarter and year-to-date period ended
                  December 31, 2001 and for the quarter and year-to-date period ended September 30, 2002 filed pursuant to Rule
                  16.  These documents are subject to a request for confidential treatment under Rule 104(b).

   F.     Schedules supporting items of this Report - None.

   G.      *(1)  Organization chart showing relationship to United Energy, a.s., a foreign utility company.  (Exhibit
                 G (1), designated as Exhibit ex99-17 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                 2001.)

           *(2)  Organization chart showing relationship to Horizon Power, Inc., an exempt wholesale generator.
                 (Exhibit G (2), designated as Exhibit ex99-18 for EDGAR purposes, Form U5S for fiscal year ended
                 September 30, 2001.)

   H.       (1)  United Energy, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2001.  Designated as Exhibit ex99-28
                 for EDGAR purposes.

            (2)  Teplarna Liberec, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2001. Designated as Exhibit ex99-29
                 for EDGAR purposes.

            (3)  Teplarna Kromeriz, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2001.
                 Designated as Exhibit ex99-30 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

          (4)    Horizon Power, Inc. Audited Financial Statements for the Fiscal Year Ended September 30, 2002.  Designated
                 as Exhibit ex99-31 for EDGAR purposes.

          (5)    Energy Systems North East, LLC Unaudited Financial Statements for the Fiscal Year Ended September 30,
                 2002.  Designated as Exhibit ex99-32 for EDGAR purposes.
* Incorporated herein by reference as indicated.

S I G N A T U R E

     The undersigned System company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

NATIONAL FUEL GAS COMPANY By: /s/Joseph P. Pawlowski Joseph P. Pawlowski, Treasurer and Principal Accounting Officer
Date: January 28, 2003

EXHIBIT INDEX

ex99-1          National Fuel Gas Company By-Laws as amended on December 12, 2002

ex99-2          Notarial Deed, dated April 24, 2002 that adopted new Founder's Deed, dated April 24, 2002, of Horizon Energy
                Development, s.r.o.

ex99-3          Founders Deed, dated November 15, 1994, as amended on December 13, 2001, of Lounske tepelne hospodarstvi, s.r.o.

ex99-4          Founders Deed, dated December 19, 1995, as amended on December 13, 2001, of ENOP, s.r.o.

ex99-5          Articles of Association, dated April 28, 1992, as amended on June 28, 2001 as amended on June 27, 2002, of United
                Energy, a.s.

ex99-6          Ratification and Joinder Agreement, dated September 1, 2002, of Roystone Gas Processing Plant Partnership

ex99-7          By-Laws as amended January 2, 2002, of Niagara Independence Marketing Company

ex99-8          Certificate of Amendment and Registration of Restated Articles dated 10/31/02, of National Fuel Exploration Corp.

ex99-9          Articles of Amendment dated 10/1/02, of National Fuel Exploration Corp.

ex99-10         Certificate of Amendment and Registration of Restated Articles dated 8/2/02, of National Fuel Exploration Corp.

ex99-11         Articles of Amendment dated 8/2/02, of National Fuel Exploration Corp.

ex99-12         Certificate of Amendment and Registration of Restated Articles dated 7/30/02, of National Fuel Exploration Corp.

ex99-13         Articles of Amendment dated July 29, 2002, of National Fuel Exploration Corp.

ex99-14         Certificate of Amendment and Registration of Restated Articles dated 8/2/02, of Player Resources Ltd.

ex99-15         Articles of Amendment dated 8/2/02, of Player Resources Ltd.

ex99-16         Certificate of Amendment and Registration of Restated Articles dated 7/29/02, of Player Resources Ltd.

ex99-17         Articles of Amendment dated 7/29/02, of Player Resources Ltd.

ex99-18         Certificate of Incorporation of JN Acquisition Corp. dated October 26, 1999, of Seneca Player Corp.

ex99-19         Certificate of Amendment of Certificate of Incorporation of Seneca Player Corp. dated December 19, 2001, of Seneca
                Player Corp.

ex99-20         Certificate of Incorporation dated December 27, 2001, of 3062782 Nova Scotia Company

ex99-21         Memorandum and Articles of Association of 306782 Nova Scotia Company dated December 27, 2001, of 3062782 Nova Scotia
                Company

ex99-22         Certificate of Incorporation dated December 27, 2001, of 3062783 Nova Scotia Company

ex99-23         Memorandum and Articles of Association of 3062783 Nova Scotia Company dated December 27, 2001, of 3062783 Nova Scotia
                Company

ex99-24         Declaration of Limited Partnership, of Seneca New Brunswick Limited Partnership

ex99-25         Limited Partnership Agreement dated December 31, 2001, between 3062783 Nova Scotia Company and 3062782 Nova Scotia
                Company, of Seneca New Brunswick Limited Partnership

ex99-26         Articles of Association of One-Man Limited Liability Company dated August 25, 2001, of Horizon Energy Bulgaria Ltd.

ex99-27         Tax Allocation Agreement pursuant to Rule 45(c)

ex99-28         United Energy, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2001

ex99-29         Teplarna Liberec, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2001

ex99-30         Teplarna Kromeriz, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2001

ex99-31         Horizon Power, Inc. Audited Financial Statements for the Fiscal Year Ended September 30, 2002

ex99-32         Energy Systems North East, LLC Unaudited Financial Statements for the Fiscal Year Ended September 30, 2002